Exhibit 2.1

Execution Copy

AGREEMENT AND PLAN OF REORGANIZATION

BY AND BETWEEN

INDEPENDENT BANK GROUP, INC.

MCKINNEY, TEXAS

AND

CARLILE BANCSHARES, INC.

FORT WORTH, TEXAS

Dated as of November 21, 2016

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Exhibit A        Form of Releases by D&Os

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AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (“Agreement”) is made and entered into as of the 21st day of November, 2016, by and between Independent Bank Group, Inc., a Texas corporation and registered bank holding company with its principal offices in McKinney, Texas (“IBG”), and Carlile Bancshares, Inc., a Texas corporation and registered bank holding company with its principal offices in Fort Worth, Texas (“CBI”).

RECITALS:

WHEREAS, CBI owns all of the capital stock of Northstar Bank, a Texas banking association with its home office in Denton, Texas (“Northstar Bank”);

WHEREAS, IBG desires to acquire all of the issued and outstanding voting and nonvoting common shares of CBI (the “CBI Shares”) through the merger (the “Merger”) of CBI with and into IBG, with IBG continuing as the corporation surviving the Merger, pursuant to which holders of CBI Shares will be entitled to receive common shares of IBG (the “IBG Shares”) as provided for herein;

WHEREAS, IBG and CBI believe that the Merger, as provided for and subject to the terms and conditions set forth in this Agreement and all exhibits, schedules and supplements hereto, is in the best interests of IBG and CBI and their respective shareholders;

WHEREAS, after the Merger, IBG will effect the merger of Northstar Bank with and into Independent Bank, McKinney, Texas, a Texas banking association and a wholly-owned subsidiary of IBG (“Independent Bank”), with Independent Bank continuing as the surviving bank (the “Bank Merger”);

WHEREAS, the parties intend that: (i) the Merger will qualify as a reorganization within the meaning of §368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the rules and regulations promulgated thereunder, (ii) that the Bank Merger qualify as a reorganization within the meaning of §368(a) of the Code and the rules and regulations promulgated thereunder, and (iii) that this Agreement constitutes a plan of reorganization within the meaning of §368 of the Code and the applicable regulations;

WHEREAS, contemporaneously with the execution of this Agreement, the parties thereto entered into (i) Employment Agreements with certain of the executive officers of the CBI Subsidiaries (as defined in Section 3.01(B)), (ii) Director Support Agreements with the non-officer directors of CBI and Northstar Bank, and (iii) Separation Agreements with certain executive officers of CBI, the Employment Agreements, the Director Support Agreements, and the Separation Agreements to be effective, if at all, at the Effective Time (as defined in Section 1.09), and (iv) Voting and Lock Up Agreements with the persons identified in Confidential Schedule 5.15, (collectively, the “Additional Agreements”);

WHEREAS, IBG and CBI desire to set forth certain representations, warranties and covenants made by each to the other as an inducement to the execution and delivery of this Agreement and certain additional agreements related to the transactions contemplated hereby; and

WHEREAS, the respective boards of directors of IBG and CBI have approved this Agreement and the proposed transactions substantially on the terms and conditions set forth in this Agreement.

AGREEMENT:

NOW, THEREFORE, for and in consideration of the foregoing and of the mutual representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be bound hereby, the parties hereby agree as follows:

ARTICLE I

ACQUISITION OF CBI BY IBG

Section 1.01.    Merger of CBI with and into IBG. Subject to the terms and conditions of this Agreement, CBI will merge with and into IBG pursuant to the provisions of Chapter 10 and Chapter 21 of the Texas Business Organizations Code (the “TBOC”).

Section 1.02.    Effects of the Merger. The Merger shall have the effects set forth in Section 10.008 of the TBOC. After the Merger, IBG shall continue as the corporation resulting from the Merger (the “Resulting Corporation”), and the separate corporate existence of CBI shall cease. The name of the Resulting Corporation shall be “Independent Bank Group, Inc.” The existing principal office and facilities of IBG immediately preceding the Merger shall be the principal office and facilities of the Resulting Corporation after the Merger. At the Effective Time, all rights, title and interests to all real estate and other property owned by each of IBG and CBI shall be allocated to and vested in the Resulting Corporation without reversion or impairment, without further act or deed, and without any transfer or assignment having occurred, but subject to any existing liens or encumbrances thereon. At the Effective Time, all liabilities and obligations of IBG and CBI shall be allocated to the Resulting Corporation, and the Resulting Corporation shall be the primary obligor therefor, and no other party to the Merger shall be liable therefor. At the Effective Time, a proceeding pending by or against either IBG or CBI may be continued as if the Merger did not occur, or the Resulting Corporation may be substituted in the proceedings.

Section 1.03.    Certificate of Formation and Bylaws. As a result of the Merger, the Certificate of Formation and Bylaws, each as amended, of IBG shall continue in effect as the Certificate of Formation and Bylaws of the Resulting Corporation until the same shall be amended and changed as provided by applicable law.

Section 1.04.    Directors and Executive Officers. Subject to the election of the CBI Nominees as contemplated in Section 6.16, the directors and executive officers of IBG as of the Effective Time, shall be the directors and executive officers of the Resulting Corporation, and such directors and executive officers shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Certificate of Formation and Bylaws of the Resulting Corporation or as otherwise provided by applicable law.

Section 1.05.    Merger Consideration. At the Effective Time by virtue of this Agreement and without any further action on the part of any holder, all of the CBI Shares outstanding immediately before the Effective Time shall be converted into the right to receive IBG Shares, as calculated and subject to adjustment as set forth in this Section 1.05 and Section 9.01(K) (the “Aggregate Merger Consideration”).

A.    Any CBI Shares that are owned by CBI (other than as a fiduciary) shall automatically be canceled and retired and all rights with respect thereto shall cease to exist, and no consideration shall be delivered in exchange therefor.

B.    Each CBI Share issued and outstanding immediately before the Effective Time (excluding CBI Shares canceled pursuant to Section 1.05(A) or held by a Dissenting Shareholder) shall be converted into, and shall be canceled in exchange for, the right to receive a fraction of an IBG Share, rounded to the nearest ten thousandth, equal to the quotient of (a) the quotient of (i) the Shareholder Value, divided by (ii) number of CBI Shares issued and outstanding immediately before the Effective Time, divided by (b) the Average Closing Price (the “CBI Share Exchange Ratio”).

“Shareholder Value” shall mean the difference between (i) the Deal Value, less (ii) the Aggregate Option Holder Payment (as defined in Section 1.13(B)(2)).

“Deal Value” shall mean the product of the (i) Gross Share Number, multiplied by (ii) the Average Closing Price.

“Gross Share Number” shall mean the quotient of (i) $434,000,000, divided by (i) $47.40.

“Average Closing Price” shall mean the average of the daily volume-weighted average sales price per IBG Share on the NASDAQ Stock Market, Inc. Global Select Market System (the “NASDAQ”), for the twenty consecutive trading days ending on and including the third trading day preceding the Closing Date, as reported by Bloomberg.

1.    If the Tangible Equity (as defined below) on the fifth business day preceding the Closing Date (as defined in Section 2.01) (the “Calculation Date”) is less than $200,000,000, then the $434,000,000 figure used to calculate the Gross Share Number in Section 1.05(B) above shall be reduced by an amount equal to the difference between (i) $200,000,000, minus (ii) the Tangible Equity on the Calculation Date.

C.    Subject only to dissenter’s rights under Subchapter H of Chapter 10 of the TBOC at the Effective Time, all CBI Shares shall no longer be outstanding and shall be cancelled and retired and all rights with respect thereto shall cease to exist, and each holder of CBI Shares (a “CBI Shareholder”) shall cease to have any rights with respect thereto, except the right to receive the consideration provided for in this Section 1.05. Certificates previously representing CBI Shares will be exchanged for the Merger Consideration upon the surrender of Certificates in accordance with Section 2.05, without interest thereon.

D.    In connection with the Merger, CBI may distribute to its shareholders a total of up to $55,250,000 (the “Maximum Distribution Amount”) prior to the Effective Time, a portion of which may be in the form of a return of capital distribution to its shareholders during the fourth quarter of 2016 (the “Return of Capital Distribution”). In addition, if the Tangible Equity on the Calculation Date is greater than $200,000,000, then CBI may make an additional distribution to its shareholders on the day prior to the Closing Date in an amount equal to the lesser of (i) the difference between (x) the Maximum Distribution Amount, minus (y) the aggregate amount of the Return of Capital Distribution, or (ii) the difference between (x) the actual amount of Tangible Equity on the Calculation Date, less (y) $200,000,000. For clarification, the amount that CBI may distribute to its shareholders prior to the Effective Time may not exceed $55,250,000 regardless of the amount of Tangible Equity on the Calculation Date. Notwithstanding the foregoing, in the event that the Closing Date has not occurred on or prior to June 30, 2017, the Maximum Distribution Amount shall be increased by an amount equal to the consolidated net income of CBI, calculated in accordance with GAAP, for the period commencing on June 1, 2017 and continuing through the Calculation Date. The aggregate amount distributed by CBI to the CBI Shareholders pursuant to this Section 1.05(D) is referred to as the “Section 1.05(D) Distribution Amount.”

E.    For purposes of this Agreement, “Tangible Equity” means the tangible shareholders’ equity of CBI as determined from CBI’s financial statements prepared in accordance with generally accepted accounting principles, consistently applied. The following items shall have been paid or properly accrued for, on an after tax basis, in the calculation of Tangible Equity:

1.    All professional fees incurred by CBI and any CBI Subsidiary in connection with the transactions contemplated by this Agreement, including investment banking fees, legal fees, accounting fees, and similar costs and expenses;

2.    Costs and fees associated with the termination and de-conversion of material contracts of CBI and any CBI Subsidiary, including their respective data processing and other IT contracts, all as set forth on Confidential Schedule 1.05(E)(2);

3.    All payments owed under the Employment Contracts (as defined in Section 3.20, and all other payments, if any, made to directors, officers and employees related to the consummation of the Merger; and

4.    The premium for D&O insurance tail coverage contemplated under Section 5.21; and

5.    The portion of the payroll and income tax owed by CBI resulting from the cashout on a “net settlement” basis, of the Options as provided for in Section 1.13.

Unrealized gains and losses on CBI’s investment securities shall be excluded from the calculation of Tangible Equity.

CBI shall, at least three business days before the Closing Date, provide IBG with a calculation of Tangible Equity as of the Calculation Date. If IBG disagrees with such calculation of Tangible Equity, CBI and IBG shall meet to resolve any such disagreement. If CBI and IBG cannot resolve any such disagreement, then an independent accounting firm mutually agreed to by IBG and CBI shall resolve any such disagreement which resolution shall be final and binding upon CBI and IBG. Confidential Schedule 1.05(E) sets forth the method of calculation and, by way of example only, a preliminary estimate of Tangible Equity.

F.    Notwithstanding anything in this Agreement to the contrary, IBG will not issue any certificates or scrip representing fractional IBG Shares otherwise issuable pursuant to the Merger. In lieu of the issuance of any such fractional shares, IBG shall pay to each former holder of CBI Shares otherwise entitled to receive such fractional share an amount of cash determined by multiplying (i) the Average Closing Price by (ii) the fraction of an IBG Share which such holder would otherwise be entitled to receive pursuant to this Section 1.05.

Section 1.06.    Treatment of IBG Shares. Each IBG Share outstanding immediately prior to the Effective Time shall, on and after the Effective Time, remain issued and outstanding as one share of common stock of IBG as the corporation surviving the Merger.

Section 1.07.    Dissenting Shareholders. Notwithstanding anything in this Agreement to the contrary, CBI Shares that are held by shareholders of CBI who have complied with the terms and provisions of Subchapter H of Chapter 10 of the TBOC (each a “Dissenting Shareholder”) shall be entitled to those rights and remedies set forth in Subchapter H of Chapter 10 of the TBOC; but if a shareholder of CBI fails to perfect, withdraws or otherwise loses any such right or remedy granted by the Subchapter H of Chapter 10 of the TBOC, each CBI Share held by such shareholder shall be converted into and represent only the right to receive the consideration as specified in Section 1.05.

Section 1.08.    SEC Filing and Shareholder Approval.

A.    As promptly as practicable following the date of this Agreement, IBG shall prepare a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by IBG with the Securities and Exchange Commission (“SEC”) in connection with the issuance of the IBG Shares to the CBI Shareholders pursuant to Section 1.05 (including the Proxy Statement for the shareholder meetings of IBG and CBI and prospectus and other proxy solicitation materials constituting a part thereof (together, the “Proxy Statement”) and all related documents). CBI shall prepare and furnish to IBG such information relating to CBI and its directors, officers and shareholders as may be reasonably required to comply with SEC rules and regulations in connection with the Registration Statement. IBG shall provide CBI, and its legal, financial and accounting advisors, the right to review and provide comments upon (i) the Registration Statement in advance of such Registration Statement being filed with the SEC and (ii) on all amendments and supplements to the Registration Statement and all responses to requests for additional information and replies to comments relating to the Registration Statement before filing or submission to the SEC. IBG shall consider in good faith all comments from CBI and its legal, financial and accounting advisors to the Registration Statement, all amendments and supplements thereto and all responses to requests for additional information. CBI agrees to cooperate with IBG and IBG’s counsel and accountants in requesting and obtaining appropriate opinions, consents and letters from its financial advisor and independent auditor and in taking such other actions in connection with the Registration Statement and the Proxy Statement. If CBI has cooperated and promptly provided information required to be delivered by it for inclusion in the Registration Statement and Proxy Statement as required by this Section 1.08(A) and Section 5.02, IBG shall file, or cause to be filed, the Registration

Statement with the SEC on or before January 16, 2017. IBG shall use its commercially reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act of 1933, as amended (the “Securities Act”), as promptly as reasonably practicable after the filing thereof. IBG also agrees to use its commercially reasonable efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement.

B.    The Board of Directors of CBI (the “CBI Board”) shall duly call, give notice of, and cause to be held, a meeting of its shareholders (the “CBI Meeting”) and will direct that this Agreement and the transactions contemplated hereby be submitted to a vote at the CBI Meeting. Specifically, the CBI Board will present for the consideration of CBI shareholders a proposal to approve and adopt this Agreement and the Merger and the transactions contemplated hereby. The CBI Board will (i) cause proper notice of the CBI Meeting to be given to the CBI shareholders in compliance with applicable law and regulations, (ii) distribute to the CBI shareholders the Proxy Statement, (iii) recommend by the affirmative vote of the CBI Board a vote in favor of approval of the proposals set forth in this Section 1.08(B), subject to Section 1.08(C), and (iv) perform such other acts as may reasonably necessary to ensure that shareholder approval of the proposals set forth in this Section 1.08(B) are obtained. CBI shall print and commence the mailing (at its expense) of the Proxy Statement to its shareholders on or before the fifth business day after the date that the Registration Statement is declared effective and a final prospectus (relating to the Registration Statement) and Proxy Statement is on file with the SEC before such mailing.

C.    Notwithstanding the foregoing, CBI and the CBI Board are permitted to change its recommendation as contemplated by this Section 1.08(C) (“Change in Recommendation”) if and only to the extent that:

1.    CBI, the CBI Subsidiaries and the CBI Representatives (as defined in Section 5.10), have complied in all material respects with Section 5.10;

2.    the CBI Board, after consultation with its outside counsel, has determined in good faith that failure to make a Change in Recommendation would reasonably be expected to result in a violation of its fiduciary duties under applicable law; and

3.    if the CBI Board intends to make a Change in Recommendation after CBI has received an Acquisition Proposal (as defined in Section 5.10(D)), (a) the CBI Board has concluded in good faith, after giving effect to all of the adjustments which may be offered by IBG pursuant to subclause (c) below, that such Acquisition Proposal constitutes a Superior Proposal (as defined in Section 5.10(E)), (b) CBI shall notify IBG, at least five business days in advance, of its intention to make a Change in Recommendation in response to such Superior Proposal (including the identity of the party making such Acquisition Proposal) and furnish to IBG a written description of the material terms of the Superior Proposal and copies of such other material documents that CBI is not required to keep confidential, and (c) before making such a Change in Recommendation, CBI shall, and shall cause its financial and legal advisors to, during the period after CBI’s delivery of the notice referred to in subclause (b) above, negotiate with IBG in good faith for a period of up to five business days (to the extent IBG desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

D.    The Board of Directors of IBG (the “IBG Board”) shall duly call, give notice of, and cause to be held, a meeting of its shareholders (the “IBG Meeting”) and will direct that this Agreement and the transactions contemplated hereby be submitted to a vote at the IBG Meeting. Specifically, the IBG Board will present for the consideration of IBG shareholders a proposal to approve and adopt this Agreement and the Merger and the transactions contemplated hereby, a proposal to approve the issuance of IBG Shares in connection with the Merger, and a proposal to elect the CBI Nominees (as defined in Section 6.16) to the Board of Directors of IBG. The IBG Board will (i) cause proper notice of the IBG Meeting to be given to the IBG shareholders in compliance with applicable law and regulations, (ii) distribute to the IBG shareholders the Proxy Statement, (iii) recommend by the affirmative vote of the IBG Board a vote in favor of approval of the proposals set forth in this Section 1.08(D), and (iv) perform such other acts as may reasonably be necessary to ensure that shareholder approval of the proposals set forth in this Section 1.08(D) are obtained. IBG shall print and commence the mailing (at its expense) of the Proxy Statement to its shareholders on or before the fifth business day after the date that the Registration Statement is declared effective and a final prospectus (relating to the Registration Statement) and Proxy Statement is on file with the SEC before such mailing.

Section 1.09.    Effective Time. The “Effective Time” means the effective time of the Merger as specified in the Certificate of Merger filed with and certified by the Texas Secretary of State (“TSOS”). The Certificate of Merger shall be filed with the TSOS on the Closing Date.

Section 1.10.    Bank Merger. Immediately after the Effective Time, IBG shall cause the Bank Merger to be consummated.

Section 1.11.    Anti-Dilution Provisions. If, between the date of this Agreement and the Effective Time, the IBG Shares are changed into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or a share dividend thereon is declared with a record date within said period, the CBI Share Exchange Ratio and any dependent items shall be adjusted accordingly to provide to the CBI Shareholders the same economic effect as contemplated by this Agreement prior to such action; but an offering or sale of IBG Shares shall not be deemed a reclassification, recapitalization, split-up, combination, exchange of shares or readjustment of the IBG Shares.

Section 1.12.    Tax Matters.

A.    None of IBG, Independent Bank, CBI or Northstar Bank has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of § 368 of the Code. IBG, Independent Bank, CBI and Northstar Bank shall each use commercially reasonable efforts to cause (i) the Merger to qualify as a “reorganization” within the meaning of §368(a) of the Code, and (ii) each of IBG and CBI to be a party to the reorganization within the meaning of §368(b) of the Code. Each of IBG, Independent Bank, CBI and Northstar Bank agrees to file all of its tax returns, including complying with the filing requirements of Treasury Regulations §1.368-3, consistent with the treatment of the Merger as a “reorganization” within the meaning of §368(a) of the

Code and in particular as a transaction described in §368(a)(1)(A) of the Code and Treasury Regulations §1.368-2(b)(1)(ii). This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations §1.368-2(g).

B.    None of IBG, Independent Bank, CBI or Northstar Bank has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Bank Merger from qualifying as a reorganization within the meaning of §368 of the Code. IBG, Independent Bank, CBI and Northstar Bank shall each use commercially reasonable efforts to cause (i) the Bank Merger to qualify as a “reorganization” within the meaning of §368(a) of the Code, and (ii) each of Independent Bank and Northstar Bank to be a party to the reorganization within the meaning of §368(b) of the Code. Each of IBG, Independent Bank, CBI and Northstar Bank agrees to file all of its tax returns, including complying with the filing requirements of Treasury Regulations §1.368-3, consistent with the treatment of the Bank Merger as a “reorganization” within the meaning of §368(a) of the Code and in particular as a transaction described in §368(a)(1)(A) of the Code and Treasury Regulations §1.368-2(b)(1)(ii). This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulations §1.368-2(g).

C.    IBG shall deliver to Andrews Kurth LLP and Fenimore, Kay, Harrison & Ford LLP a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of IBG, containing representations of IBG, and CBI shall deliver to Andrews Kurth LLP and Fenimore, Kay, Harrison & Ford LLP a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of CBI, containing representations of CBI, in each case as shall be reasonably necessary or appropriate to enable Andrews Kurth LLP to render the tax opinion described in Section 8.14 and to enable Fenimore, Kay, Harrison & Ford LLP to render the tax opinion described in Section 7.11. Independent Bank shall deliver to Andrews Kurth LLP a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of Independent Bank, containing representations of Independent Bank, and Northstar Bank shall deliver to Andrews Kurth LLP a “Tax Representation Letter,” dated as of the Closing Date and signed by an officer of Northstar Bank, containing representations of Northstar Bank, in each case as shall be reasonably necessary or appropriate to enable Andrews Kurth LLP to render the tax opinion described in Section 8.14. Each of IBG, Independent Bank, CBI and Northstar Bank shall use commercially reasonable efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action that would cause to be untrue) any of the certifications and representations included in the tax representation letters described in this Section 1.12(C).

D.    IBG and Independent Bank shall comply with the recordkeeping and information reporting requirements set forth in Treasury Regulations § 1.368-3.

E.    Following the Merger and the Bank Merger, neither IBG nor Independent Bank (or any successor thereof) will take any action or fail to take any action that would prevent the Merger or Bank Merger from satisfying the “continuity of business enterprise” requirement for a “reorganization” as provided in Treasury Regulations § 1.368-(d).

Section 1.13.    Treatment of Awards. Pursuant to the Carlile Bancshares, Inc. Amended and Restated 2015 Equity Incentive Plan (the “CBI Award Plan”), CBI has granted (i) options to purchase shares of CBI common stock which are outstanding and unexercised (the “Options”), and (ii) restricted shares of CBI common stock which are restricted and subject to forfeiture (the “Restricted Shares”). CBI and IBG shall take the following actions with respect to the Options and the Restricted Shares.

A.    Vesting. Pursuant to Section 12 of the CBI Award Plan, the Administrator (as defined in the CBI Award Plan) shall unilaterally provide for the full vesting of all unvested Options and the release of the Restricted Shares from forfeiture and transfer restrictions effective as of the Calculation Date.

B.    Options. The Administrator shall effectuate the automatic cashout and termination of the Options on the following basis:

1.    Each holder of an Option (an “Option Holder”) shall be entitled to receive, for each share of CBI common stock underlying their respective Option (an “Option Share”), an amount equal to the difference between (i) the Closing Date Fair Market Value, minus (ii) the applicable Option Share exercise price as set forth on Confidential Schedule 3.03(C) (the “Per Option Share Price”). For purposes of this Agreement, the “Closing Date Fair Market Value” shall mean the quotient of (x) the sum of (1) the aggregate number of shares of IBG Shares to be issued pursuant to Section 1.05(B) (as may be adjusted pursuant to Section 1.05(B)(1) and Section 9.01(K) but without giving effect to the clause “less the Aggregate Option Holder Payment (as defined in 1.13(B)(2) below)” contained in Section 1.05(B)), multiplied by the Average Closing Price, plus (2) an amount equal to the portion of the Section 1.05(D) Distribution that is not a Return of Capital Distribution, plus (3) the aggregate exercise price to be paid to exercise the Options as set forth on Confidential Schedule 3.03(C), divided by (y) the number of CBI Shares issued and outstanding immediately before the Effective Time, plus the number of Option Shares outstanding and unexercised as of such date.

2.    Within five (5) business days following the Closing Date, IBG shall pay to each Option Holder an amount in cash equal to the product of (i) the Per Option Share Price, multiplied by (ii) the total number of Option Shares held by such Option Holder (the “Option Holder Payment”). The aggregate Option Holder Payment paid to all of the Option Holders is referred to as the “Aggregate Option Holder Payment.”

3.    The Option Holder Payment shall be subject to applicable payroll, federal, state, and local income tax withholding and, as a result, the amount of the Option Holder Payment shall be reduced by the applicable total tax withholding, and IBG shall deliver such withheld amount to the applicable taxing authority.

4.    In connection with the cashout of the Options and prior to Closing, CBI shall use commercially reasonable efforts to obtain a written acknowledgement signed by each Option Holder stating that their Option will be cancelled in exchange for the Option Holder Payment and that they will have no further right to purchase CBI Shares or any other right with respect to their Options.

ARTICLE II

THE CLOSING AND EXCHANGE PROCEDURES

Section 2.01.    Time and Place of the Closing and Closing Date. The transactions contemplated under this Agreement shall be consummated on a date (the “Closing Date”) mutually agreeable to IBG and CBI that is within forty-five (45) days after the receipt of all necessary regulatory, corporate and other approvals, and the expiration of all associated mandatory waiting periods (the “Required Approvals”). On the Closing Date, a meeting (the “Closing”) will take place at which the parties to this Agreement will exchange certificates, letters and other documents in order to determine whether all of the conditions set forth in ARTICLE VII and ARTICLE VIII have been satisfied or waived or whether any condition exists that would permit a party to this Agreement to terminate this Agreement. If no such condition then exists or if no party elects to exercise any right it may have to terminate this Agreement, then and thereupon the appropriate parties shall execute such documents and instruments as may be necessary or appropriate in order to effect the transactions contemplated by this Agreement.

The Closing shall take place at 10:00 a.m., local time at the executive offices of IBG on the Closing Date, or at such other time and place to which IBG and CBI may agree.

Section 2.02.    Actions to be Taken at the Closing by CBI. At the Closing, CBI shall execute and acknowledge (where appropriate) and deliver to IBG such documents and certificates reasonably necessary to carry out the terms and provisions of this Agreement, including the following (all of such actions constituting conditions precedent to IBG’s obligations to close hereunder):

A.    A certificate, dated as of the Closing Date, duly executed by the Secretary of CBI, acting solely in his capacity as an officer of CBI, pursuant to which CBI shall certify (i) the due adoption by the CBI Board of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement and any other agreements and documents to which CBI is a party contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby; (ii) the approval by the shareholders of CBI of this Agreement, and the consummation of the transactions contemplated hereby, including the Merger; (iii) the incumbency and true signatures of those officers of CBI duly authorized to act on its behalf in connection with the execution and delivery of this Agreement and any other agreements and documents to which CBI is a party contemplated hereby and thereby, and the taking of all actions contemplated hereby and thereby on behalf of CBI; and (iv) a true and correct list of the record holders of CBI Shares and Options as of the Closing Date;

B.    A certificate, dated as of the Closing Date, duly executed by the Secretary of Northstar Bank, acting solely in his capacity as an officer of Northstar Bank, pursuant to which Northstar Bank shall certify (i) the due adoption by the Board of Directors of Northstar Bank (the “Northstar Bank Board”) of corporate resolutions attached to such certificate authorizing the execution and delivery of a merger agreement providing for the Bank Merger (the “Bank Merger Agreement”) and any other agreements and documents to which Northstar Bank is a party contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, including the Bank Merger; (ii) the approval by CBI as the sole shareholder of Northstar Bank of the Bank Merger Agreement, and the consummation of the transactions contemplated thereby, including the Bank Merger; and (iii) the incumbency and true signatures of those officers of Northstar Bank duly authorized to act on its behalf in connection with the execution and delivery of the Bank Merger Agreement and any other agreements and documents to which Northstar Bank is a party contemplated hereby and thereby, and the taking of all actions contemplated hereby and thereby on behalf of Northstar Bank;

C.    A certificate duly executed by an executive officer of CBI, acting solely in his capacity as an executive officer of CBI, dated as of the Closing Date, certifying satisfaction of the conditions set forth in Section 8.01, Section 8.02 and Section 8.06;

D.    Evidence reasonably satisfactory to IBG that, as of the Effective Time, (i) all CBI Employee Plans (as defined in Section 3.29) required to be terminated by IBG in writing before the Closing have been terminated in accordance with the terms of such Employee Plans, the Code, the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all other applicable laws and regulations and that all affected participants have been notified of such terminations to the extent such notice is required by applicable laws and regulations;

E.    All consents and approvals listed on Confidential Schedule 2.02(E);

F.    Supplemental Confidential Schedules reflecting any material changes to the representations of CBI in ARTICLE III between the date of the supplemental Confidential Schedules required by Section 5.14 and the Closing Date;

G.    The Releases by D&Os (as defined in Section 5.16), signed by the directors and executive officers of CBI and Northstar Bank, the Employment Contract Releases (as defined in Section 5.13) signed by officers and employees who receive payments pursuant to their respective Employment Contract in connection with the consummation of the Merger, and resignations of each of the directors of CBI and each CBI Subsidiary, effective as of the Closing Date;

H.    Executed agreements, certificates of merger, certificates, and other documents necessary to consummate the Bank Merger; and

I.    All other documents required to be delivered to IBG by CBI under the provisions of this Agreement and all other documents, certificates and instruments as are consistent with the terms of this Agreement and reasonably requested by IBG or its counsel.

Section 2.03.    Actions to be Taken at the Closing by IBG. At the Closing, IBG shall execute and acknowledge (where appropriate) and deliver to CBI such documents and certificates necessary to carry out the terms and provisions of this Agreement, including the following (all of such actions constituting conditions precedent to CBI’s obligations to close hereunder):

A.    A certificate, dated as of the Closing Date, executed by the Secretary of IBG, acting solely in her capacity as an officer of IBG, pursuant to which IBG shall certify (i) the due adoption by the Board of Directors of IBG (the “IBG Board”) of corporate resolutions attached to such certificate authorizing the execution and delivery of this Agreement, and the other agreements and documents to which IBG is a party contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, including the Merger, (ii) the approval by the shareholders of IBG of this Agreement, and the consummation of the transactions contemplated hereby, including the Merger and the election of the CBI Nominees (as defined in Section 6.16) to the Board of Directors of IBG, and (iii) the incumbency and true signatures of those officers of IBG duly authorized to act on its behalf in connection with the execution and delivery of this Agreement and any other agreements and documents to which IBG is a party contemplated hereby and thereby, and the taking of all actions contemplated hereby and thereby on behalf of IBG;

B.    A certificate, dated as of the Closing Date, duly executed by the Secretary of Independent Bank, acting solely in her capacity as an officer of Independent Bank, pursuant to which Independent Bank shall certify (i) the due adoption by the Board of Directors of Independent Bank (the “Independent Bank Board”) of corporate resolutions attached to such certificate authorizing the execution and delivery of the Bank Merger Agreement and any other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, including the Bank Merger; (ii) the approval by IBG as the sole shareholder of Independent Bank of the Bank Merger Agreement, and the consummation of the transactions contemplated hereby and thereby, including the Bank Merger; and (iii) the incumbency and true signatures of those officers of Independent Bank duly authorized to act on its behalf in connection with the execution and delivery of the Bank Merger Agreement and any other agreements and documents contemplated hereby and thereby, and the consummation of the transactions contemplated hereby and thereby, on behalf of Independent Bank;

C.    A certificate duly executed by an executive officer of IBG, acting solely in his capacity as an executive officer of IBG, dated as of the Closing Date, certifying satisfaction of the conditions set forth in Section 7.01, Section 7.02 and Section 7.09;

D.    All consents and approvals required to be obtained by IBG from third parties to consummate the transactions contemplated by this Agreement, including all necessary regulatory approvals;

E.    Supplemental Confidential Schedules reflecting any material changes to the representations of IBG in ARTICLE IV between the date of the supplemental Confidential Schedules required by Section 6.11 and the Closing Date;

F.    Executed agreements, certificates of merger, certificates, as applicable, and other documents necessary to consummate the Bank Merger; and

G.    All other documents required to be delivered to CBI by IBG under the provisions of this Agreement and all other documents, certificates and instruments as are consistent with the terms of this Agreement and reasonably requested by CBI or its counsel.

Section 2.04.    [Reserved].

Section 2.05.    Exchange Procedures.

A.    On the business day before the Closing Date, IBG shall deposit or cause to be deposited in trust with Wells Fargo Bank, N.A. (the “Exchange Agent”) certificates for shares or evidence of shares in book entry form representing the aggregate number of IBG Shares which the holders of CBI Shares are entitled to receive pursuant to Section 1.05.

B.    As soon as practicable after the Effective Time, with the intent to be within five business days after the Effective Time, IBG shall use commercially reasonable efforts to cause the Exchange Agent to mail to each record holder of an outstanding certificate or certificates representing CBI Shares (the “Certificates”), a form letter of transmittal which will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and contain instructions for use in effecting the surrender of the Certificates for payment therefor. The form and substance of the letter of transmittal and any associated cover letter shall be mutually acceptable to IBG and CBI before such transmittal materials are mailed to the holders of the Certificates. Upon surrender to the Exchange Agent of a Certificate, together with such letter of transmittal properly completed and duly executed (the “Transmittal Materials”), the holder of such Certificate shall be entitled to receive in exchange therefor (i) a number of IBG Shares equal to the product of (x) the CBI Share Exchange Ratio, multiplied by (y) the number of CBI Shares represented by the Certificate (the “Surrendered Shares”), and (ii) an amount of cash as payment in lieu of the issuance of fractional IBG Shares calculated in accordance with Section 1.05(F), and such Certificate shall forthwith be canceled. The consideration to be received by a CBI Shareholder upon surrender of his Certificate is referred to as the “Merger Consideration.” Until surrendered in accordance with this Section 2.05, each Certificate (other than Certificates representing CBI Shares held by Dissenting Shareholders) shall represent for all purposes the right to receive the Merger Consideration without any interest thereon. Promptly after receipt of the Transmittal Materials, IBG will use commercially reasonable efforts to cause the Exchange Agent to review the Transmittal Materials in order to verify proper completion and execution thereof. As soon as practicable after the Effective Time and the surrender of a Certificate to the Exchange Agent, together with properly completed and executed Transmittal Materials, IBG will use commercially reasonable efforts to cause the Exchange Agent to promptly deliver the Merger Consideration.

C.    After the Effective Time, the share transfer ledger of CBI shall be closed and there shall be no transfers on the share transfer books of CBI of the CBI Shares which were outstanding immediately before such time of filing. If, after the Effective Time, Certificates are presented to IBG, they shall be promptly presented to the Exchange Agent and exchanged as provided in this Section 2.05.

D.    Former shareholders of CBI shall be entitled to vote after the Effective Time at any meeting of IBG’s shareholders the number of IBG Shares into which their shares are converted, regardless of whether such shareholders of CBI have surrendered their Certificates in exchange therefor.

E.    No dividends or other distributions declared after the Effective Time with respect to IBG Shares and payable to the holders thereof shall be paid to the holder of a Certificate until such holder surrenders such Certificate to the Exchange Agent in accordance with this Section 2.05. After the surrender of a Certificate in accordance with this Section 2.05, the holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which had become payable after the Effective Time with respect to the IBG Shares represented by such Certificate.

F.    Any portion of the Aggregate Merger Consideration (including the proceeds of any investments thereof) that remains unclaimed by the shareholders of CBI for six months after the Exchange Agent mails the letter of transmittal pursuant to this Section 2.05 shall be delivered to IBG upon demand, and any shareholders of CBI who have not theretofore complied with the exchange procedures in this Section 2.05 shall look to IBG only, and not the Exchange Agent, for the payment of the Merger Consideration in respect of such shares. If outstanding Certificates for CBI Shares are not surrendered or the payment for them is not claimed before the date on which such IBG Shares or cash would otherwise escheat to any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property or any other applicable law, become the property of IBG (and to the extent not in its possession shall be delivered to it), free and clear of all claims or interest of any person previously entitled to such property.

G.    If any IBG Shares are to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be appropriately endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form (reasonably satisfactory to IBG) for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing IBG Shares in any name other than that of the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or not payable.

H.    None of IBG, CBI, the Exchange Agent or any other person shall be liable to any former holder of CBI Shares for any IBG Share (or dividends or distributions with respect thereto) or cash properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

I.    If any Certificate has been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by IBG or the Exchange Agent, the posting by such person of a bond in such amount as IBG or the Exchange Agent may direct (not to exceed the amount of Merger Consideration relating to the relevant missing Certificate) as indemnity against any claim that may be made against IBG, Independent Bank, or CBI with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF CBI

CBI hereby makes the following representations and warranties to IBG, as qualified, if necessary, by the Confidential Schedules referenced herein. The disclosure of a matter on any Confidential Schedule shall constitute disclosure for purposes of all Confidential Schedules required by this Agreement.

Section 3.01.    Organization and Ownership.

A.    CBI is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. CBI is a corporation duly organized, validly existing and in good standing under all laws, rules and regulations of the State of Texas. CBI and Northstar Bank each has all requisite corporate power and authority to own each respective CBI Subsidiary as now owned, and to enter into and carry out its obligations under this Agreement and the other agreements contemplated hereby to which CBI is a party. True and complete copies of the Certificate of Formation and Bylaws of CBI, as amended to date, have been delivered to IBG.

B.    CBI is the sole record and beneficial owner of all of the issued and outstanding shares of capital stock of Northstar Bank, free and clear of all liens, security interests, and encumbrances of every kind or character, and no other person or entity has any equity or other ownership interest in Northstar Bank. Other than Northstar Bank and except as set forth in Confidential Schedule 3.01(B), CBI does not, directly or indirectly, own or control any Affiliate (as defined in Section 11.10) or Subsidiary (as defined in Section 11.10) (collectively with Northstar Bank, the “CBI Subsidiaries”, and each a “CBI Subsidiary”). CBI has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, and the business carried on by CBI has not been conducted through any other direct or indirect Subsidiary or Affiliate of CBI other than the CBI Subsidiaries listed on Confidential Schedule 3.01(B). CBI and Northstar Bank each has all requisite regulatory approvals and governmental permits and licenses necessary to own their respective CBI Subsidiary.

Section 3.02.    Execution and Delivery. CBI has full corporate power and authority to execute and deliver this Agreement and the other agreements to which CBI is a party that are contemplated by this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other agreements to which CBI is a party that are contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the CBI Board. Other than approval by the requisite vote of the shareholders of CBI, no other corporate proceedings or approvals are necessary on the part of CBI to approve this Agreement or the other agreements to which CBI is a party that are contemplated by this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement and the other agreements and documents contemplated hereby to which CBI is a party have been or at Closing will be duly executed by CBI and each such agreement or document constitutes or at Closing will constitute a legal, valid and binding obligation of CBI, enforceable against CBI in accordance with its respective terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 3.03.    CBI Capitalization.

A.    The authorized capital of CBI consists of 75,000,000 voting and nonvoting common shares, $1.00 par value per share, of which 35,064,719 CBI Shares are issued and outstanding as of the date of this Agreement, and 1,000,000 preferred shares, $1.00 par value of which no shares are issued and outstanding. All offerings by CBI to issue its capital securities have terminated. Except as otherwise set forth in Confidential Schedule 3.03(C), there are no (A) other outstanding equity securities of any kind or character, or (B) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, CBI to purchase or otherwise acquire any security of or equity interest in CBI, obligating CBI to issue any shares of, restricting the transfer of or otherwise relating to shares of its capital securities of any class. There are no outstanding contractual obligations of CBI to vote or dispose of any CBI Shares and to the Best Knowledge of CBI, there are no shareholder agreements, voting trusts or similar agreements relating to the CBI Shares. All of the outstanding CBI Shares have been duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person. The CBI Shares have been issued in material compliance with the securities laws of the United States and other jurisdictions having applicable securities laws. There are no restrictions applicable to the payment of dividends on the CBI Shares except pursuant to applicable laws and regulations, and all dividends declared before the date of this Agreement have been paid.

B.    Confidential Schedule 3.03(B) contains a true and correct list of the holders of CBI Shares as of the date of this Agreement and, no other person or entity has any equity or other interest in CBI. True and correct copies of all offering materials, as amended and supplemented, distributed by CBI since January 1, 2014, have been made available to IBG.

C.    Confidential Schedule 3.03(C) contains a true and correct list of the holders of the Options as of the date of this Agreement, listing the name of each Option Holder, the number of Option Shares held, the applicable exercise price(s) for each Option, the aggregate number of Option Shares and the Aggregate Exercise Price. Confidential Schedule 3.03(C) also contains a true and correct list of the holders of the Restricted Shares as of the date of this Agreement, listing the name of each holder of Restricted Shares, the number of shares of Restricted Shares held and any restrictions with respect to the Restricted Shares. All Restricted Shares are issued and outstanding and are included in the number of CBI Shares shown as issued and outstanding in Section 3.03(A).

Section 3.04.    Northstar Bank.

A.    Northstar Bank is a Texas banking association, duly organized, validly existing and in good standing under the laws of the State of Texas. Northstar Bank has all requisite corporate power and authority to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of the Articles of Association and Bylaws of Northstar Bank, as amended to date, have been delivered to IBG. Northstar Bank is an insured bank as defined in the Federal Deposit Insurance Act of 1950, as amended (the “FDIA”). The nature of the business of Northstar Bank does not require it to be qualified to do business in any jurisdiction other than the State of Texas and the State of Colorado. Except as set forth in Confidential Schedule 3.04(A), Northstar Bank has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by Northstar Bank has not been conducted through any other direct or indirect Subsidiary or Affiliate of Northstar Bank. For purposes of this Agreement, the term “Northstar Bank” shall include Northstar Bank and its Subsidiary as listed on Confidential Schedule 3.04(A).

B.    The authorized capital stock of Northstar Bank consists of 138,000 shares of common stock, $10.00 par value per share, of which 138,000 shares are issued and outstanding as of the date of this Agreement. CBI is in possession of all certificates evidencing all of the outstanding shares of capital stock of Northstar Bank. All of the outstanding shares of capital stock or other securities evidencing ownership of Northstar Bank are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person and have been issued in material compliance with applicable securities laws. There are no restrictions applicable to the payment of dividends on the shares of the capital stock of Northstar Bank, except pursuant to applicable laws and regulations, and all dividends declared before the date of this Agreement on such capital stock have been paid. There are no (A) other outstanding equity securities of any kind or character, or (B) outstanding subscriptions, contracts, options, convertible securities, preemptive rights, warrants, calls or other agreements or commitments of any kind issued or granted by, binding upon or otherwise obligating Northstar Bank to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Northstar Bank. There are no outstanding contractual obligations of CBI to vote or dispose of any shares of capital stock of Northstar Bank. There are no shareholder agreements, voting trusts or similar agreements relating to the capital stock of Northstar Bank.

Section 3.05.    No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by CBI or any CBI Subsidiary with any of the terms or provisions hereof (if the required regulatory and shareholder approvals are obtained) will (i) violate any provision of the charters, articles, certificates or bylaws of CBI or any CBI Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to CBI or Northstar Bank or any of their Properties (as defined in Section 11.10) or assets; or (iii) except as set forth in Confidential Schedule 3.05, violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, result in the termination or cancellation under, accelerate the performance required by or rights or obligations under, result in the creation of any lien upon any of the respective Properties or assets of CBI or any CBI Subsidiary under, or require the prior consent of a third party pursuant to, any of the terms, conditions or provisions of any note, bond, mortgage, indenture or deed of trust, or any material license, lease, agreement, contract or other instrument or obligation to which CBI or any CBI Subsidiary is a party, or by which CBI or any CBI Subsidiary or any of their respective Properties, assets or business activities may be bound or subject.

Section 3.06.    Compliance with Laws, Permits and Instruments. CBI and each CBI Subsidiary, and their respective employees and agents, hold all material licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses as now being conducted. CBI and each CBI Subsidiary are in compliance with all applicable laws, statutes, orders, rules, regulations and policies of any Government Authority (as defined in Section 11.10), except where the failure, whether individually or in the aggregate, to be so in compliance is not reasonably expected to cause a Material Adverse Change to CBI or any CBI Subsidiary.

Section 3.07.    Financial Statements; Call Reports.

A.    CBI has made available to IBG true and complete copies of (i) the audited consolidated financial statement of CBI as of and for the years ended December 31, 2015 and 2014, and (ii) an unaudited consolidated balance sheet and income statement of CBI as of and for the six months ending June 30, 2016, (the “Financial Statements”). The Financial Statements (including the related notes) complied as to form, as of their respective dates, in all material respects with applicable accounting requirements, have been prepared in all material respects according to generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto), fairly present in all material respects the consolidated financial condition of CBI and the CBI Subsidiaries at the dates thereof and the consolidated results of operations and cash flows for the years ended December 31, 2015 and 2014, and the accounting records underlying the Financial Statements accurately and fairly reflect in all material respects the transactions of CBI. The Financial Statements do not contain any items of extraordinary or nonrecurring income or any other income not earned in the ordinary course of business except as expressly specified therein.

B.    CBI has made available to IBG true and complete copies of the Reports of Condition and Income as of December 31, 2015, December 31, 2014, December 31, 2013 and June 30, 2016 (the “Call Reports”) for the Northstar Bank. The Call Reports fairly present, in all material respects, the financial position of the Northstar Bank and the results of its operations at the date and for the period indicated in that Call Report in conformity with the then-applicable instructions to the Reports of Condition and Income as promulgated by the Federal Financial Institutions Examination Council (the “Call Report Instructions”). The Call Reports do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business except as disclosed on CBI’s consolidating income statement which has previously been made available to IBG.

C.    The Northstar Bank has calculated its allowance for loan losses in accordance with regulatory accounting principles (“RAP”) as applied to banking institutions and in accordance with all applicable rules and regulations. To CBI’s Best Knowledge, the allowance for loan losses account for the Northstar Bank is and, as of the Closing Date will be, adequate in all material respects to provide for all losses, net of recoveries on loans previously charged off, on all outstanding loans of the Northstar Bank.

Section 3.08.    Litigation. Neither CBI nor any CBI Subsidiary is a party to any, and there are no pending or, to the Best Knowledge of CBI, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against CBI or any CBI Subsidiary which are reasonably likely, individually or in the aggregate, to result in a Material Adverse Change, nor, to the Best Knowledge of CBI, is there any reasonable basis for any proceeding, claim or action against CBI or any CBI Subsidiary that is reasonably likely, individually or in the aggregate, to result in a Material Adverse Change. There is no injunction, order, judgment or decree imposed upon CBI or any CBI Subsidiary or the assets or Property of CBI or any CBI Subsidiary that has resulted in, or is reasonably likely to result in, a Material Adverse Change.

Section 3.09.    Governmental Consents and Approvals. The Board of Directors of CBI has (i) resolved to call a special meeting of the CBI Shareholders for the purpose of approving this Agreement and the Merger, and (ii) adopted a resolution recommending to the CBI Shareholders that they approve this Agreement and the Merger. Except as set forth in Confidential Schedule 3.09, no approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority is required on the part of CBI or any CBI Subsidiary in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby, or the consummation by CBI or any CBI Subsidiary of the transactions contemplated hereby or thereby. To its Best Knowledge, CBI is not aware of any fact or circumstance regarding CBI or any of the CBI Subsidiaries that would reasonably be likely to materially impede or delay IBG’s ability to obtain all requisite regulatory approvals to consummate the Merger in a timely manner.

Section 3.10.    Undisclosed Liabilities. Neither CBI nor any CBI Subsidiary has any material liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including unfunded obligations under any Employee Plan or liabilities for federal, state or local taxes or assessments) that are not reflected in or disclosed in the Financial Statements or the Call Reports, except (A) those liabilities, obligations and expenses incurred in the ordinary course of business and materially consistent with past business practices since June 30, 2016, (B) liabilities, obligations and expenses incurred as a result of or arising from this Agreement or any other agreement or document contemplated hereby, or any of the transactions contemplated hereby or thereby, or (C) liabilities, obligations and expenses as disclosed on Confidential Schedule 3.10 or the other Confidential Schedules to this Agreement.

Section 3.11.    Title to Tangible Assets. CBI and each CBI Subsidiary have good and indefeasible title to, or valid leasehold interest in, all of their respective tangible assets and Properties including all material personal properties reflected in the Financial Statements and the Call Reports or acquired thereafter, subject to no liens, mortgages, security interests, encumbrances or charges of any kind except (A) as described in Confidential Schedule 3.11, (B) as reflected in the Financial Statements or the Call Reports, (C) statutory liens not yet delinquent, (D) consensual landlord liens, (E) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (F) pledges of assets in the ordinary course of business to secure public funds deposits, and (G) those assets and Properties disposed of for fair value in the ordinary course of business since June 30, 2016.

Section 3.12.    Absence of Certain Changes or Events. Except as disclosed on Confidential Schedule 3.12, since June 30, 2016, each of CBI and each CBI Subsidiary has conducted its business only in the ordinary course and has not, other than in the ordinary course of business and materially consistent with past practices:

A.    Incurred any obligation or liability, whether absolute, accrued, contingent or otherwise, whether due or to become due, except deposits taken, federal funds purchased, and current liabilities for trade or business obligations), none of which, individually or in the aggregate, result in a Material Adverse Change;

B.    Discharged or satisfied any lien or paid any obligation or liability, whether absolute or contingent, due or to become due in an amount greater than $100,000 in the aggregate;

C.    Declared or made any payment of dividends or other distribution to its shareholders, or purchased, retired or redeemed, or obligated itself to purchase, retire or redeem, any of its shares of capital or other securities;

D.    Issued, reserved for issuance, granted, sold or authorized the issuance of any shares of its capital or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereof;

E.    Acquired any capital or other equity securities or acquired any ownership interest in any bank, corporation, partnership or other entity (except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such person);

F.    Mortgaged, pledged or subjected to lien, charge, security interest or any other encumbrance or restriction any of its Property, business or assets, tangible or intangible except (i) statutory liens not yet delinquent, (ii) consensual landlord liens, (iii) minor defects and irregularities in title and encumbrances that do not materially impair the use thereof for the purpose for which they are held, (iv) pledges of assets to secure public funds deposits, and (v) those assets and Properties disposed of for fair value since September 30, 2016;

G.    Sold, transferred, leased to others or otherwise disposed of any of its assets of material value (except for assets disposed of for fair value in the ordinary course of business) or canceled or compromised any debt or claim, or waived or released any right or claim of material value;

H.    Terminated, canceled or surrendered, or received any notice of or threat of termination or cancellation of, any contract, lease or other agreement, or suffered any damage, destruction or loss, which, individually or in the aggregate, would constitute a Material Adverse Change;

I.    Disposed of, permitted to lapse, transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any United States or foreign license or Proprietary Right (as defined in Section 3.17) or modified any existing material rights with respect thereto;

J.    Except for routine salary increases made in the ordinary course of business and materially consistent with past practices or as contemplated by this Agreement, made any material change in the rate of compensation, commission, bonus, vesting or other direct or indirect remuneration payable, paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension, severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers, employees or agents, or entered into any employment or consulting contract or other agreement with any director, officer or employee or adopted, amended or terminated (except as expressly provided herein) any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract or any other incentive, welfare or employee benefit plan or agreement maintained by CBI or any CBI Subsidiary for the benefit of their respective directors, employees or former employees;

K.    Made any capital expenditures or capital additions or betterments in excess of an aggregate of $100,000;

L.    Instituted, had instituted against it, settled or agreed to settle, any litigation, action or proceeding before any Governmental Authority other than routine collection suits instituted by Governmental Authorities to collect amounts owed or suits in which the amount in controversy is less than $100,000;

M.    Suffered any change, event or condition that, individually or in the aggregate, has caused or would reasonably be anticipated to result in a Material Adverse Change to CBI or any CBI Subsidiary;

N.    Except for the transactions contemplated by this Agreement or as otherwise permitted hereunder, entered into any transaction, or entered into, modified or amended any contract or commitment involving a financial commitment over the term of the contract or commitment in excess of $50,000, other than commitments to extend credit made in the ordinary course of business and materially consistent with past practices;

O.    Entered into or given any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any third person, firm or corporation other than in the ordinary course of business and materially consistent with past practices;

P.    Sold, or knowingly disposed of, or otherwise divested of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

Q.    Made any, or acquiesced with any, change in any accounting methods, principles or material practices, except as required by GAAP or RAP;

R.    Sold (but payment at maturity or prepayment is not deemed a sale) Investment Securities (as defined in Section 11.10) or purchased Investment Securities, other than U.S. Treasury securities with a maturity of two years or less;

S.    Made, renewed, extended the maturity of, or altered any of the material terms of any loan to any single borrower and his related interests in excess of the principal amount of $2,500,000;

T.    Amended or made any change in its certificate of formation, articles of association, or bylaws, or

U.    Entered into any agreement or made any commitment whether in writing or otherwise to take any of the types of action described in subsections A through T above.

Section 3.13.    Leases, Contracts and Agreements. Confidential Schedule 3.13 sets forth a list and general description of all contracts, leases, subleases, licenses, and agreements to which CBI or any CBI Subsidiary is a party or by which CBI or any CBI Subsidiary is bound (A) that obligate or would reasonably be expected to obligate CBI or any CBI Subsidiary for an amount in excess of $100,000 over the entire term of any such agreement or (B) that are related or of a similar nature and that in the aggregate obligate or would reasonably be expected to obligate CBI or any CBI Subsidiary for an amount in excess of $100,000 over the entire term of such related contracts, in the case of each of foregoing (A) and (B) that are not terminable by CBI or such CBI Subsidiary, as the case may be, on 30 days or less notice and that do not require the payment by CBI or any CBI Subsidiary of any termination fee, liquidated damages, forfeited pre-paid expense, or similar cost related to such termination (collectively, the “Contracts”). CBI has delivered or made available to IBG true and correct copies of all Contracts. For the purposes of this Agreement, the Contracts shall not include loans made by, repurchase agreements made by, spot foreign exchange transactions of, bankers acceptances of or deposits by, Northstar Bank, but do include unfunded loan commitments and letters of credit issued by Northstar Bank where the borrowers’ total direct and indirect indebtedness to Northstar Bank is in excess of $2,500,000. No participations or loans have been sold that have buy back, recourse or guaranty provisions that create contingent or direct liabilities of Northstar Bank. Neither CBI nor any CBI Subsidiary has received any written notice of material default under or material noncompliance with any Contract. For each lease in which CBI or any CBI Subsidiary is named as lessee, such party is the owner and holder of all the leasehold estates or other rights and interest purported to be granted by such instruments, in each case free and clear of any lessee-granted security interests, claims, liens (including tax liens), forfeitures, mortgages, pledges, penalties, encumbrances, assignments or charges whatsoever except as established by the lease or applicable law. CBI and each CBI Subsidiary enjoy peaceful and undisturbed possession under all leases under which they are currently operating.

Section 3.14.    Taxes and Tax Returns.

A.    CBI and each CBI Subsidiary have duly and timely filed or caused to be filed all material U.S. federal, state, foreign and local tax returns and reports required to be filed by them on or before the date of this Agreement (all such returns and reports being accurate and complete in all material respects) and have duly paid or caused to be paid on their behalf all material taxes that are due and payable by them on or before the date of this Agreement, other than taxes that are being contested in good faith and are adequately reserved against or provided for (in accordance with GAAP) on their respective financial statements. As of the date hereof, neither CBI nor any CBI Subsidiary has any material liability for taxes in excess of the amount reserved or provided for on their respective financial statements as of the date thereof.

B.    There are no disputes pending with respect to, or claims or assessments asserted in writing for, any material amount of taxes upon CBI or any CBI Subsidiary, nor has CBI or any CBI Subsidiary given or been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any material tax return for any period.

C.    Proper and accurate amounts, if required by law, have been withheld by CBI and each CBI Subsidiary from their respective employees, independent contractors, creditors, shareholders or other third parties for all periods in material compliance with the tax withholding provisions of applicable law.

D.    The U.S. federal income tax returns of CBI and each CBI Subsidiary with respect to all taxable periods beginning on or after December 31, 2012 have not been audited or examined and no such audit is currently pending or, to the Best Knowledge of CBI, threatened.

E.    Neither CBI nor any CBI Subsidiary has entered into, or has any obligation under, any tax sharing agreement, tax allocation agreement, tax indemnity agreement, or similar contract or arrangement to indemnify any other person with respect to taxes that will require any payment by CBI or any CBI Subsidiary after the date of this Agreement.

F.    The terms “tax” and “taxes” mean all federal, state, local and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, value-added, stamp, documentation, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon. Additionally, the terms “tax return” and “tax returns” means any return, declaration, report, claim for refund or information return or statement relating to taxes, including any schedule or attachment thereto and including any amendment thereof.

G.    CBI has delivered or made available to IBG correct and complete copies of all material U.S. federal income tax returns filed by CBI with the Internal Revenue Service (“IRS”), examination reports, and statements of deficiencies assessed against or agreed to by CBI or any CBI Subsidiary, if any, in each case with respect to any taxable period beginning on or after December 31, 2013.

Section 3.15.    Insurance. Confidential Schedule 3.15 contains a complete list of all policies of insurance, including fidelity and bond insurance, maintained as of the date of this Agreement by CBI or any CBI Subsidiary. All such policies (A) are sufficient for compliance by CBI and each CBI Subsidiary, in all material respects, with all requirements of applicable law and all agreements to which CBI and each CBI Subsidiary are parties, (B) are valid, outstanding and enforceable, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership, or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or equity), and (C) are presently in full force and effect, and, except as set forth in Confidential Schedule 3.15, no written notice has been received of the cancellation, or threatened or proposed cancellation, of any such policy and there are no unpaid premiums due thereon. Neither CBI nor any CBI Subsidiary is in default with respect to the material provisions of any such policy or has failed to give any notice or present any known claim thereunder in a due and timely fashion. Each material Property of CBI and each CBI Subsidiary is insured for the benefit of CBI and such CBI Subsidiary in amounts deemed adequate by CBI’s and each CBI Subsidiary’s respective management against risks customarily insured against. Except as set forth in Confidential Schedule 3.15, there have been no claims under any fidelity bonds of CBI or any CBI Subsidiary since June 30, 2013 and to the Best Knowledge of CBI, there are no facts that would reasonably be expected to form the basis of a claim under such bonds.

Section 3.16.    No Material Adverse Change. Except as disclosed in the representations and warranties made in this ARTICLE III and the Confidential Schedules hereto, there has not been any Material Adverse Change with respect to CBI or any CBI Subsidiary since June 30, 2016, nor to the Best Knowledge of CBI, has any event occurred that has resulted in, or has a reasonable probability of resulting in the future in, a Material Adverse Change with respect to CBI or any CBI Subsidiary.

Section 3.17.    Proprietary Rights. Neither CBI nor any CBI Subsidiary requires the use of any material patent, patent application, patent right, invention, process, trademark (whether registered or unregistered), trademark application, trademark right, trade name, service name, service mark, copyright or any trade secret (collectively, “Proprietary Rights”) for the business or operations of CBI and any CBI Subsidiary that are not owned, held or licensed by CBI or such CBI Subsidiary. Neither CBI nor any CBI Subsidiary has received within the past three years any written notice of infringement of or conflict with the rights of others with respect to the use by CBI or such CBI Subsidiary of Proprietary Rights, and there is no claim or action by any such person pending or, to the Best Knowledge of CBI, threatened, with respect thereto.

Section 3.18.    Transactions with Certain Persons and Entities. Except as disclosed on Confidential Schedule 3.18 and excluding deposit liabilities, there are no outstanding amounts payable to or receivable from, or advances by CBI or any CBI Subsidiary to, and neither CBI nor any CBI Subsidiary is otherwise a creditor to any director or officer of CBI or any CBI Subsidiary nor is CBI or any CBI Subsidiary a debtor to any such person other than as part of the normal and customary terms of such person’s employment or service as a director with CBI or any CBI Subsidiary. Except as disclosed on Confidential Schedule 3.18 neither CBI nor any CBI Subsidiary uses any asset owned by any shareholder or any present or former director or officer of CBI or any CBI Subsidiary, or any Affiliate thereof, in the operations (other than personal belongings of such officers and directors located in the Northstar Bank’s premises, the removal of which would not result in a Material Adverse Change), nor do any of such persons own or have the right to use real property that is adjacent to property on which Northstar Bank’s facilities are located. Except as disclosed on Confidential Schedule 3.18, neither CBI nor any CBI Subsidiary is a party to any transaction or agreement with any director or officer (or their respective Affiliates) of CBI or any CBI Subsidiary.

Section 3.19.    Evidences of Indebtedness. All evidences of indebtedness that are reflected as assets of CBI or any CBI Subsidiary are legal, valid and binding obligations of the respective obligors thereof, enforceable in accordance with their respective terms (except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors generally and the availability of injunctive relief, specific performance and other equitable remedies), and are not subject to any asserted or, to the Best Knowledge of CBI, threatened, defenses, offsets or counterclaims that may reasonably be asserted against CBI, any CBI Subsidiary or the present holder thereof. The credit and collateral files of Northstar Bank contain all material information (excluding general, local or national industry, economic or similar conditions) actually known to CBI or Northstar Bank that is required to evaluate, in accordance with generally prevailing practices in the banking industry, the collectability of the loan portfolio of Northstar Bank (including loans that will be outstanding if Northstar Bank advances funds it is obligated to advance), except for items identified on Northstar Bank’s internal exception list which has been made available to IBG. All loans classified substandard, doubtful, loss, nonperforming or problem loans internally by management of Northstar Bank or any applicable Regulatory Agency (as defined in Section 11.10) are set forth on Northstar Bank’s watch list as of October 31, 2016, which is set forth in Confidential Schedule 3.19. Neither CBI nor Northstar Bank is aware of, nor has CBI or Northstar Bank received notice of, any past or present conditions, events, activities, practices or incidents that may result in a violation of any Environmental Law (as defined in Section 11.10.) with respect to any real property securing any indebtedness reflected as an asset of Northstar Bank. With respect to any loan or other evidence of indebtedness all or a portion of which has been sold to or guaranteed by any governmental authority, including the Small Business Administration, each of such loans was made in compliance and conformity with all relevant laws, rules, regulations and procedures such that such governmental authority’s guaranty of such loan is effective during the term of such loan in all material respects. Notwithstanding anything to the contrary contained in this Section, no representation or warranty is being made as to the sufficiency of collateral securing, or the collectability of, the loans of Northstar Bank.

Section 3.20.    Employee Relationships. CBI and each CBI Subsidiary has complied in all material respects with all applicable laws relating to its relationships with their respective employees, and CBI and each CBI Subsidiary reasonably believes that the relationship between CBI or any CBI Subsidiary and its respective employees is good. To the Best Knowledge of CBI, no key executive officer or manager of any of the operations of CBI or any CBI Subsidiary or any group of employees of CBI or any CBI Subsidiary has or have any present plans to terminate their employment. Confidential Schedule 3.20 contains a list of all employees of CBI and each CBI Subsidiary and their annual compensation and a list of all employment agreements, employment letters, change in control agreements, salary continuation and/or deferred compensation agreements or plans, severance plans and all other similar contracts, arrangements, plans, or understandings with any employee of CBI or any CBI Subsidiary (the “Employment Contracts”) and the amounts owed by CBI and/or any CBI Subsidiary under the Employment Contracts in connection with the consummation of the transactions contemplated by this Agreement. Except as disclosed on Confidential Schedule 3.20 neither CBI nor any CBI Subsidiary is a party to any oral or written contracts or agreements granting benefits or rights to employees or any collective bargaining agreement or to any conciliation agreement with the Department of Labor, the Equal Employment Opportunity Commission or any federal, state or local agency that requires equal employment opportunities or affirmative action in employment. There are no unfair labor practice complaints pending against CBI or any CBI Subsidiary before the National Labor Relations Board and no similar claims pending before any similar state or local or foreign agency. There is no activity or proceeding of any labor organization (or representative thereof) or employee group to organize any employees of CBI or any CBI Subsidiary, nor of any strikes, slowdowns, work stoppages, lockouts or threats thereof, by or with respect to any such employees. CBI and each CBI Subsidiary is in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and neither CBI nor any CBI Subsidiary is engaged in any unfair labor practice.

Section 3.21.    Condition of Assets. All tangible assets used by CBI or any CBI Subsidiary are in good operating condition, ordinary wear and tear excepted, and conform, in all material respects, with all applicable ordinances, regulations, zoning and other laws, whether federal, state or local. Neither CBI’s nor any CBI Subsidiary’s premises or equipment is in need of maintenance or repairs other than ordinary routine maintenance or repairs that are not material in nature or cost.

Section 3.22.    Environmental Compliance. Except as set forth in Confidential Schedule 3.22:

A.    Each of CBI, the CBI Subsidiaries and all of their Properties and operations are in material compliance with all applicable Environmental Laws (as defined in Section 11.10). Neither CBI nor any CBI Subsidiary has received any written notice of any past, present, or future conditions, events, activities, practices or incidents that would reasonably be expected to materially interfere with or prevent the compliance of CBI or any CBI Subsidiary with all applicable Environmental Laws.

B.    CBI and each CBI Subsidiary have obtained all material permits, licenses and authorizations that are required under all applicable Environmental Laws.

C.    No Hazardous Materials (as defined in Section 11.10) exist on, about or within any of the Properties, nor, to the Best Knowledge of CBI, have any Hazardous Materials previously existed on, about or within or been used, generated, stored, transported, disposed of, on or released from any of the Properties, except as would not be expected to have or cause a Material Adverse Change. The use that CBI or any CBI Subsidiary makes of the Properties will not result in the use, generation, storage, transportation, accumulation, disposal or release of any Hazardous Material on, in or from any of the Properties, except as would not be expected to have or cause a Material Adverse Change.

D.    There is no action, suit, proceeding, investigation, or inquiry before any Governmental Authority pending or, to the Best Knowledge of CBI, threatened, against CBI or any CBI Subsidiary relating in any way to any Environmental Law. Neither CBI nor any CBI Subsidiary has any liability for remedial action under any Environmental Law. Neither CBI nor any CBI Subsidiary has received any written request for information by any Governmental Authority with respect to the condition, use or operation of any of the Properties nor has CBI or any CBI Subsidiary received any written notice from any Governmental Authority or other person with respect to any violation of or claimed or potential liability of any kind under any Environmental Law (including any letter, notice or inquiry from any person or Governmental Authority informing CBI or any CBI Subsidiary that it is or may be liable in any way under any Environmental Laws or requesting information to enable such a determination to be made).

Section 3.23.    Regulatory Compliance.

A.    Except as set forth on Confidential Schedule 3.23, neither CBI nor any CBI Subsidiary is now nor has been, since January 1, 2014, (i) subject to any cease-and-desist or other order or enforcement action issued by, (ii) a party to any written agreement, consent agreement or memorandum of understanding with, (iii) a party to any commitment letter or similar undertaking to, (iv) subject to any order or directive by, (v) ordered to pay any civil penalty by, (vi) a recipient of a supervisory letter from, or (vii) subject to any board resolutions adopted at the request or suggestion of, any Regulatory Agency or other Governmental Authority that restricts the conduct of its business or that relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each of the items set forth in the preceding clauses (i) through (vii), a “Regulatory Agreement”). There are no pending or, to the Best Knowledge of CBI, threatened investigations by any Regulatory Agency that would reasonably result in a Regulatory Agreement with respect to CBI or any CBI Subsidiary.

B.    Since January 1, 2014, all reports, records, registrations, statements, notices and other documents or information required to be filed by CBI or any CBI Subsidiary with any Regulatory Agency have been duly and timely filed and, to the Best Knowledge of CBI, all information and data contained in such reports, records or other documents are true, accurate, correct and complete in all material respects. Northstar Bank is “well capitalized” (as that term is defined in 12 C.F.R. § 325.103(b)), “well managed” (as that term is defined is 12 C.F.R. § 225.2(s)), and received at least a satisfactory CRA rating at its most recent compliance examination.

Section 3.24.    Absence of Certain Business Practices. Neither CBI nor any CBI Subsidiary nor, to the Best Knowledge of CBI, any of their respective officers, employees or agents, nor, to the Best Knowledge of CBI, any other person acting on their behalf, has, directly or indirectly, since June 30, 2013, given or agreed to give any gift or similar benefit to any customer, supplier, governmental employee or other person who is or may be in a position to help or hinder the business of CBI or any CBI Subsidiary (or assist CBI or any CBI Subsidiary in connection with any actual or proposed transaction) that (A) may reasonably be expected to subject CBI or any CBI Subsidiary to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (B) if not given in the past, may reasonably have resulted in a Material Adverse Change or (C) if not continued in the future may reasonably be expected to result in a Material Adverse Change.

Section 3.25.    Books and Records. The minute books, share certificate books and share transfer ledgers of CBI and each CBI Subsidiary (a) have been kept accurately in the ordinary course of business, (b) are complete and correct in all material respects, (c) the transactions entered therein represent bona fide transactions, and (d) do not fail to reflect any material transactions involving the business of CBI or any CBI Subsidiary that properly should have been set forth therein and that have not been accurately so set forth.

Section 3.26.    Forms of Instruments, Etc. CBI has made and will make available to IBG copies of all of CBI’s and any CBI Subsidiary’s standard forms of notes, mortgages, deeds of trust and other routine documents of a like nature used on a regular and recurring basis in the ordinary course of their respective business.

Section 3.27.    Fiduciary Responsibilities. Each of CBI and each CBI Subsidiary has performed in all material respects all of its duties as a trustee, custodian, guardian or as an escrow agent in a manner that complies in all material respects with all applicable laws, regulations, orders, agreements, instruments and common law standards, where the failure to so perform would result in a Material Adverse Change.

Section 3.28.    Guaranties. Except in the ordinary course of business, according to past business practices and in material compliance with applicable law, CBI or the CBI Subsidiaries have not guaranteed the obligations or liabilities of any other person, firm or corporation.

Section 3.29.    Employee Benefit Plans.

A.    Set forth on Confidential Schedule 3.29 is a complete and correct list of all “employee benefit plans” (as defined in ERISA), all specified fringe benefit plans as defined in Code § 6039D, and all other bonus, incentive, compensation, deferred compensation, profit sharing, stock option, stock appreciation right, stock bonus, stock purchase, employee stock ownership, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, disability, group insurance, vacation, holiday, sick leave, fringe benefit or welfare plan, or any other similar plan, agreement, policy or understanding (whether written or oral, qualified or nonqualified), and any trust, escrow or other agreement related thereto, which (a) is currently maintained or contributed to by CBI or any CBI Subsidiary, or with respect to which CBI or any CBI Subsidiary has any liability, and (b) provides benefits to any officer, employee, service provider, former officer or former employee of CBI or any CBI Subsidiary, or the dependents of any thereof, regardless of whether funded or unfunded (herein collectively the “Employee Plans” and each individually an “Employee Plan”).

B.    No Employee Plan is a defined benefit plan within the meaning of ERISA. CBI has delivered or made available to IBG true, accurate and complete copies of the documents comprising each Employee Plan and any related trust agreements, annuity contracts, insurance policies or any other funding instruments (“Funding Arrangements”), any contracts with independent contractors (including actuaries and investment managers) that relate to any Employee Plan, the Form 5500 filed with the IRS in each of the three (3) most recent plan years with respect to each Employee Plan, and related schedules and opinions, and such other documents, records or other materials related thereto, as reasonably requested by IBG. There have been no prohibited transactions (described under ERISA §406 or Code §4975(c)), breaches of fiduciary duty or any other breaches or violations of any law applicable to the Employee Plans and related Funding Arrangements that would reasonably be expected to subject IBG, Independent Bank, CBI or any CBI Subsidiary to any material taxes, penalties or other liabilities. Each Employee Plan that is represented to be qualified under Code §401(a) has a current favorable determination or opinion letter. All reports, descriptions and filings required by the Code, ERISA or any government agency with respect to each Employee Plan have been timely and completely filed or distributed. Each Employee Plan has been operated in material compliance with applicable law or in accordance with its terms. There are no pending claims, lawsuits or actions relating to any Employee Plan (other than ordinary course claims for benefits)

and, to the Best Knowledge of CBI, none are threatened. No written or, to the Best Knowledge of CBI, oral representations have been made by CBI or any CBI Subsidiary to any employee or former employee of CBI or any CBI Subsidiary promising or guaranteeing any employer payment or funding for the continuation of medical, dental, life or disability coverage for such person, their dependent, or any beneficiary for any period of time beyond the end of the current plan year or beyond termination of employment (except to the extent of coverage required under Code §4980B or applicable state law). Compliance with FAS 106 will not create any material change to the Financial Statements or the Call Reports. There are no material surrender charges, penalties, or other costs or fees that would reasonably be expected to be imposed by any person against CBI, any CBI Subsidiary, an Employee Plan, or any other person, including an Employee Plan participant or beneficiary, as a result of the consummation of the transactions contemplated by this Agreement with respect to any insurance, annuity or investment contracts or other similar investment held by any Employee Plan.

C.    With respect to each “employee benefit plan” (as defined in ERISA) maintained or contributed to or required to be contributed to, currently or in the past six (6) years, by any trade or business with which CBI or any CBI Subsidiary is required by any of the rules contained in the Code or ERISA to be treated as a single employer (“Controlled Group Plans”):

1.    All Controlled Group Plans which are “group health plans” (as defined in the Code and ERISA) have been operated before the Closing such that failures to operate such group health plans in compliance, in all material respects, with Part 6 of Subtitle B of Title 1 of ERISA and Code § § 4980B and 4980D would not reasonably be expected to subject CBI or any CBI Subsidiary to material liability;

2.    There is no Controlled Group Plan that is a defined benefit plan (as defined in ERISA), nor has there been a Controlled Group Plan that is a defined benefit plan in the last five (5) calendar years; and

3.    There is no Controlled Group Plan that is a “multiple employer plan” or “multi-employer plan” (as either such term is defined in ERISA), nor has there been a Controlled Group Plan that is either a multiple employer plan or multi-employer plan since 2007.

D.    All Employee Plan documents, annual reports or returns, audited or audited financial statements, actuarial valuations, summary annual reports, and summary plan descriptions issued with respect to the Employee Plans are correct, complete, and current in all material respects, have been timely filed, and there have been no material changes in the information set forth therein.

E.    All contributions (including all employer contributions, employee salary reduction contributions and all premiums or other payments (other than claims)) that are due have been made with respect to each Employee Plan.

Section 3.30.    No Excess Parachute Payments. Except as disclosed on Confidential Schedule 3.30, no amount, whether in cash or property or vesting of property, that will be received by or benefit provided to, any officer, director or employee of CBI, any CBI Subsidiary or any of their respective Affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation §1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or benefit plan currently in effect will be an “excess parachute payment” (as such term is defined in Code §280G(b)(1)) solely as a result of the transactions contemplated by this Agreement; and no such person is entitled to receive any additional payment from CBI, any CBI Subsidiary, or IBG if the excise tax of Code §4999(a) is imposed on such person.

Section 3.31.    Bank Secrecy Act, Foreign Corrupt Practices Act and U.S.A. Patriot Act. Except as disclosed on Confidential Schedule 3.31, Northstar Bank is in material compliance with the Bank Secrecy Act (12 U.S.C. §§ 1730(d) and 1829(b)), the United States Foreign Corrupt Practices Act and the International Money Laundering Abatement and Anti-Terrorist Financing Act, otherwise known as the U.S.A. Patriot Act, and all regulations promulgated thereunder. Northstar Bank has properly certified all foreign deposit accounts and has made all necessary tax withholdings on all of its deposit accounts; furthermore, Northstar Bank has timely and properly filed and maintained all requisite Currency Transaction Reports and other related forms, including any requisite Custom Reports required by any agency of the United States Treasury Department, including the IRS. Northstar Bank has timely filed all Suspicious Activity Reports with the Financial Institutions – Financial Crimes Enforcement Network (U.S. Department of the Treasury) required to be filed by it pursuant to the laws and regulations referenced in this Section 3.31.

Section 3.32.    Data Processing Agreements. Northstar Bank obtains its data processing services, ATM, and other information technology services exclusively through the contracts or agreements with the persons or entities described on Confidential Schedule 3.32 (“DP Contracts”). A true and correct executed copy of each DP Contract, as in effect as of the date hereof, has been provided to IBG. Other than the DP Contracts, neither CBI nor Northstar Bank has any agreement with any other person or entity for data processing, ATM or other technology services.

Section 3.33.    Dissenting Shareholders. To the Best Knowledge of CBI, there is no plan or intention on the part of any shareholders of CBI to exercise their appraisal rights in the manner provided by applicable law.

Section 3.34.    Fair Housing Act, Home Mortgage Disclosure Act and Equal Credit Opportunity Act and Flood Disaster Protection Act. Northstar Bank is in compliance in all material respects with the Fair Housing Act (42 U.S.C. §3601 et seq.), the Home Mortgage Disclosure Act (12 U.S.C. §2801 et seq.), the Equal Credit Opportunity Act (15 U.S.C. §1691 et seq.), and the Flood Disaster Protection Act (42 USC §4002, et seq.), and all regulations promulgated thereunder. Since June 30, 2011, CBI has not received any written notices of any violation of such acts or any of the regulations promulgated thereunder, and it has not received any written notice of any, and to the Best Knowledge of Northstar Bank there is no, threatened administrative inquiry, proceeding or investigation with respect to its compliance with such laws.

Section 3.35.    Usury Laws and Other Consumer Compliance Laws. All loans of Northstar Bank have been made in compliance in all material respects with all applicable statutes and regulatory requirements at the time of such loan or any renewal thereof, including the Texas usury statutes as currently interpreted, Regulation Z (12 C.F.R. §226 et seq.) issued by the Board of Governors of the Federal Reserve System (“FRB”), the Federal Consumer Credit Protection Act (15 U.S.C. §1601 et seq.), the Texas Consumer Credit Code (Tex. Rev. Civ. Stat. Ann. Art. 5062-2.01, et seq.) and all statutes governing the operation of banks operating in the State of Texas. Each such loan was made by Northstar Bank in the ordinary course of its lending business.

Section 3.36.    Zoning and Related Laws. Except as disclosed on Confidential Schedule 3.36, all real property owned or operated by Northstar Bank and the use thereof is in compliance with all applicable laws, ordinances, regulations, orders or requirements, including building, zoning and other laws, except where the failure, whether individually or in the aggregate, to be so in compliance would not reasonably be expected to cause a Material Adverse Change.

Section 3.37.    Business Combination. This Agreement and the transactions contemplated hereby are exempt from the requirements of Subchapter M of Chapter 21 of the TBOC and any other applicable state takeover law or state law that purports to limit or restrict business combinations or the ability to acquire or vote shares.

Section 3.38.    Fairness Opinion. Before the execution of this Agreement, CBI has received an oral opinion from Sandler O’Neil & Partners, L.P., which will be followed by a written opinion, to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date thereof, the Aggregate Merger Consideration to be received by the CBI Shareholders pursuant to this Agreement is fair to such shareholders from a financial point of view. As of the date of this Agreement, such opinion has not been amended or rescinded.

Section 3.39.    [Reserved].

Section 3.40.    Derivative Contracts. Neither CBI nor any CBI Subsidiary is a party to nor has it agreed to enter into an exchange traded or over-the-counter swap, forward, future, option, cap, floor or collar financial contract or agreement, or any other contract or agreement not included in the Financial Statements which is a financial derivative contract (including various combinations thereof).

Section 3.41.    Internal Controls. CBI and each CBI Subsidiary maintains an adequate system of internal accounting controls that provide assurance that (a) transactions are executed with management’s authorization; (b) transactions are recorded as necessary to permit preparation of the consolidated financial statements of CBI and to maintain accountability for CBI’s consolidated assets; (c) access to CBI’s assets is permitted only in accordance with management’s authorization; (d) the reporting of CBI’s assets is compared with existing assets at regular intervals; and (e) extensions of credit and other receivables are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis. Neither CBI’s nor any CBI Subsidiary’s systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of CBI, the CBI Subsidiaries or their accountants and consultants, except as would not reasonably be expected to have a materially adverse effect on the system of internal accounting controls described in the preceding sentence.

Section 3.42.    Indemnification. Except as set forth on Confidential Schedule 3.42, to the knowledge of CBI, no action or failure to take action by any present or former director, officer, employee or agent of CBI or any CBI Subsidiary has occurred which would give rise to a material claim by any such individual for indemnification from CBI or any CBI Subsidiary.

Section 3.43.    Organization and Qualification of the Trusts. CBI has two special purpose trust subsidiaries, Northstar Statutory Trust II and Northstar Statutory Trust III (collectively, the “Trusts”). With respect to the Trusts:

A.    The Trusts have issued and sold capital securities (the “Capital Securities”) and common securities (the “Common Securities”) under an Amended and Restated Declaration of Trust (the “Trust Agreement”), and CBI has issued to the Trusts, Floating Rate or Fixed/Floating Rate Junior Subordinated Deferrable Interest Debentures (“Debentures”), under an Indenture (the Trust’s Indenture and Trust Agreement are collectively referred to as its “Operative Documents”). Confidential Schedule 3.43 sets forth, with respect to the Trusts, the (i) dates of the respective Trust Agreements and Indentures, (ii) aggregate liquidation value of the respective Capital Securities, (iii) aggregate liquidation value of the respective Common Securities, (iv) aggregate amount of Debentures that have been issued to each Trust by CBI, (v) the rate paid on the respective Capital Securities, the Common Securities and the Debentures (collectively, the “Securities”), (vi) the dates after which CBI may redeem the respective Debentures at par, and (vii) the maturity date of the respective Debentures.

B.    The Trusts have been duly created and each is validly existing in good standing as a statutory trust under the laws of the State of Delaware with the power and authority to own property and to conduct the business it transacts and proposes to transact and to enter into and perform its obligations under the Operative Documents. Each Trust is not a party to or otherwise bound by any material agreement other than the Operative Documents and a Placement Agreement of even date with the Trust Agreement. Each Trust is and will, be classified for tax purposes as a grantor trust and not as an association taxable as a corporation.

C.    The Capital Securities and the Common Securities have been duly authorized by the respective Trust Agreements, have been validly issued and represent undivided beneficial interests in the assets of the respective Trusts. None of the Capital Securities or the Common Securities is subject to preemptive or other similar rights. All of the outstanding Common Securities are directly owned by CBI free and clear of any pledge, security interest, claim, lien or other encumbrance, and have been issued in compliance with applicable federal and state securities laws. The Common Securities satisfy the eligibility requirements of Rule 144A(d)(3) issued under the Securities Act of 1933, as amended. Neither CBI nor any Trust is an “investment company” or an entity “controlled” by an “investment company,” in each case within the meaning of Section 3(a) of the Investment Company Act of 1940, as amended, without regard to Section 3(c) of that act. The Debentures are not held of record by shareholders of CBI or any CBI Subsidiary.

D.    The sole assets of each Trust are its Debentures, any interest paid on such Debentures to the extent not distributed, proceeds of such Debentures, or any of the foregoing.

E.    All of the proceeds from the sale of the Capital Securities issued by each Trust have been invested in its respective Debentures. All of the proceeds from the sale of the Common Securities issued by each Trust have been invested in the respective Debentures. All Debentures are and have been held by each Trust since their initial issuance.

F.    Neither Trust was not formed to, and is not authorized to, conduct any trade or business and neither Trust has conducted any trade or business since it was formed. The Trusts exist for the exclusive purposes of (i) issuing and selling its respective Capital Securities and Common Securities, (ii) using the proceeds from the sale of its respective Capital Securities and Common Securities to acquire its respective Debentures, and (iii) engaging only in activities necessary, advisable or incidental thereto. Each Trust was formed to facilitate direct investment in the assets of such Trust, and the existence of multiple classes of ownership is incidental to that purpose. There is no intent to provide holders of such interests in each Trust with diverse interests in the assets of each Trust.

G.    CBI has not exercised its right to defer interest payments on the Debentures.

H.    Each Trust’s income consists solely of payments made by CBI with respect to the respective Debentures, and such payments are not derived from the active conduct of a financial business by such Trust. Both CBI’s obligation to make those payments and the amounts thereof are set forth in the respective Debentures. Neither CBI’s obligation to make those payments nor the amounts payable by CBI is dependent on income or profits of CBI or any Affiliate of CBI (although CBI’s ability to do so is so dependent).

I.    CBI has not issued any class of capital shares either pari passu or senior to the Debentures. All Debentures are either pari passu or senior to CBI’s trade accounts payable arising in the ordinary course of business.

J.    CBI and the Trusts have created a debtor-creditor relationship between CBI, as debtor, and each Trust, as a creditor, and CBI and the Trusts have treated the Debentures as indebtedness for all tax purposes.

Section 3.44.    Representations Not Misleading. No representation or warranty by CBI contained in this Agreement contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit on the Closing Date to state a material fact necessary to make the statements contained herein, in light of the circumstances under which they were made, not misleading. To the Best Knowledge of CBI, all written statements, exhibits, schedules, and other documents furnished to IBG by CBI or any CBI Subsidiary as part of the due diligence for this Agreement are accurate in all material respects.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF IBG

IBG hereby makes the following representations and warranties to CBI, as qualified, if necessary, by the Confidential Schedules referenced herein. The disclosure of a matter on any Confidential Schedule shall constitute disclosure for purposes of all Confidential Schedules required by this Agreement.

Section 4.01.    Organization.

A.    IBG is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. IBG is a corporation duly organized, validly existing and in good standing under all laws, rules and regulations of the State of Texas. IBG and Independent Bank each has all requisite corporate power and authority to own each respective IBG Subsidiary as now owned, and to enter into and carry out its obligations under this Agreement and the other agreements contemplated hereby to which IBG is a party. True and complete copies of the Certificate of Formation and Bylaws of IBG, as amended to date, have been delivered to CBI.

B.    IBG is the sole record and beneficial owner of all of the issued and outstanding shares of capital stock of Independent Bank, free and clear of all liens, security interests, and encumbrances of every kind or character, and no other person or entity has any equity or other ownership interest in Independent Bank. Other than Independent Bank and except as set forth in Confidential Schedule 4.01(B), IBG does not, directly or indirectly, own or control any Affiliate (as defined in Section 11.10) or Subsidiary (as defined in Section 11.10) (collectively with Independent Bank, the “IBG Subsidiaries”, and each an “IBG Subsidiary”). IBG has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, and the business carried on by IBG has not been conducted through any other direct or indirect Subsidiary or Affiliate of IBG other than the IBG Subsidiaries listed on Confidential Schedule 4.01(B). IBG and Independent Bank each has all requisite regulatory approvals and governmental permits and licenses necessary to own their respective IBG Subsidiary.

Section 4.02.    Execution and Delivery. IBG has full corporate power and authority to execute and deliver this Agreement and the other agreements to which IBG is a party that are contemplated by this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other agreements to which IBG is a party that are contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by the IBG Board. Other than approval by the requisite vote of the shareholders of IBG, no other corporate proceedings or approvals are necessary on the part of IBG to approve this Agreement or the other agreements to which IBG is a party that are contemplated by this Agreement and to consummate the transactions contemplated hereby and thereby. This Agreement and the other agreements and documents contemplated hereby to which IBG is a party have been or at Closing will be duly executed by IBG and each such agreement or document constitutes or at Closing will constitute a legal, valid and binding obligation of IBG, enforceable against IBG in accordance with its respective terms and conditions, except as enforceability may be limited by bankruptcy, conservatorship, insolvency, moratorium, reorganization, receivership or similar laws and judicial decisions affecting the rights of creditors generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 4.03.    IBG Capitalization. The authorized capital stock of IBG consists of 100,000,000 shares of common stock, $0.01 par value per share, of which 18,469,562 shares are outstanding as of the date of this Agreement and 10,000,000 shares of preferred stock, par value $0.01 per share, of which no shares of were issued or outstanding as of the date of this Agreement. Except as set forth in Confidential Schedule 4.03, there are no (A) other outstanding equity securities of any kind or character, or (B) outstanding subscriptions, options, convertible securities, rights, warrants, calls or other agreements or commitments of any kind issued or granted by, or binding upon, IBG to purchase or otherwise acquire any security of or equity interest in IBG, obligating IBG to issue any shares of, restricting the transfer of, or otherwise relating to shares of its capital stock of any class. There are no outstanding contractual obligations of IBG to vote or dispose of any shares of IBG Stock. There are no shareholder agreements, voting trusts or similar agreements relating to the IBG Stock. All of the issued and outstanding shares of the IBG Stock have been duly authorized, validly issued and are fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person. Such shares of the IBG Stock have been issued in material compliance with the securities laws of the United States and other jurisdictions having applicable securities laws. There are no restrictions applicable to the payment of dividends on the shares of the IBG Stock except pursuant to applicable laws and regulations, and all dividends declared prior to the date of this Agreement have been paid.

Section 4.04.    Independent Bank.

A.    Independent Bank is a Texas state banking association, duly organized, validly existing and in good standing under the laws of the state of Texas. Independent Bank has all requisite corporate power and authority (including all licenses, franchises, permits and other governmental authorizations as are legally required) to carry on its business as now being conducted, to own, lease and operate its properties and assets as now owned, leased or operated and to enter into and to carry on the business and activities now conducted by it. True and complete copies of the Certificate of Formation and Bylaws of Independent Bank, as amended to date, have been made available to CBI. Independent Bank is an insured bank as defined in the FDIA. The nature of the business of Independent Bank does not require it to be qualified to do business in any jurisdiction other than the State of Texas. Except as set forth in Confidential Schedule 4.04(A), Independent Bank has no equity interest, direct or indirect, in any other bank or corporation or in any partnership, joint venture or other business enterprise or entity, except as acquired through settlement of indebtedness, foreclosure, the exercise of creditors’ remedies or in a fiduciary capacity, and the business carried on by Independent Bank has not been conducted through any other direct or indirect Subsidiary or Affiliate of Independent Bank.

B.    The authorized capital stock of Independent Bank consists of 2,000,000 shares of common stock, $1.00 par value per share, of which 985,930 shares are issued and outstanding as of the date of this Agreement (the “Independent Bank Stock”) and owned by IBG. All of the outstanding shares of capital stock or other securities evidencing ownership of Independent Bank are duly authorized, validly issued, fully paid and nonassessable and have not been issued in violation of the preemptive rights of any person and have been issued in material compliance with applicable securities laws. There are no restrictions applicable to the payment of dividends on the shares of the capital stock of Independent Bank, except pursuant to applicable laws and regulations, and all dividends declared prior to the date of this Agreement on such capital stock have been paid. There are no (i) other outstanding equity securities of any kind or character, or (ii) outstanding subscriptions, contracts, options, convertible securities, preemptive rights, warrants, calls or other agreements or commitments of any kind issued or granted by, binding upon or otherwise obligating Independent Bank to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any of the Independent Bank Stock. There are no shareholder agreements, voting trusts or similar agreements relating to the Independent Bank Stock.

Section 4.05.    Consents and Approvals. The Board of Directors of IBG has (i) resolved to call a special meeting of the IBG Shareholders for the purpose of approving this Agreement and the Merger, the issuance of IBG Shares in connection with the Merger, and the election of the CBI Nominees, and (ii) adopted a resolution recommending to the IBG Shareholders that they approve this Agreement and the Merger, the issuance of the IBG Shares in connection with the Merger, and the election of the CBI Nominees. Except for regulatory and other approvals as disclosed in Confidential Schedule 4.05, no approval, consent, order or authorization of, or registration, declaration or filing with, any Governmental Authority or other third party is required on the part of IBG in connection with the execution, delivery or performance of this Agreement or the agreements contemplated hereby, or the consummation by IBG of the transactions contemplated hereby or thereby.

Section 4.06.    Regulatory Approval. Each of IBG and Independent Bank is “well capitalized” as defined by federal regulations as of the date hereof. Independent Bank has a CRA rating of “satisfactory.” To its Best Knowledge, IBG is not aware of any fact or circumstance regarding IBG or any of the IBG Subsidiaries that would reasonably be likely to materially impede or delay IBG’s ability to obtain all requisite regulatory approvals necessary to consummate the Merger in a timely manner.

Section 4.07.    SEC Filings; Financial Statements.

A.    Except as set forth in Confidential Schedule 4.07, IBG has timely filed and made available to CBI all documents required to be filed by IBG since April 1, 2013 (the “IBG SEC Reports”). The IBG SEC Reports, including any IBG SEC Reports filed after the date of this Agreement until the Effective Time, at the time filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) (A) complied in all material respects with the applicable requirements of the U.S. federal securities laws and other applicable laws, statutes, rules and regulations, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in such IBG SEC Reports or necessary in order to make the statements in such IBG SEC Reports, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unrestricted comments received from the SEC staff with respect to the IBG SEC Reports. To the Best Knowledge of IBG, none of the IBG SEC Reports is the subject of ongoing SEC review or investigation.

B.    Each of the IBG financial statements (including, in each case, any related notes) contained in the IBG SEC Reports, including any IBG SEC Reports filed after the date of this Agreement until the Effective Time, complied as to form in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim statements, as permitted by Form 10-Q of the SEC), and fairly presented in all material respects the consolidated financial position of IBG and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim consolidated financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

C.    IBG has not been notified by its independent public accounting firm that such accounting firm is of the view that any of financial statements should be restated which has not been restated in subsequent financial statements or that IBG should modify its accounting in future periods.

D.    Since December 31, 2013, none of IBG nor any of its Subsidiaries, nor, to IBG’s Best Knowledge any director, officer or employee of IBG or any of its Subsidiaries or any auditor, accountant or representative of IBG or any of its Subsidiaries, has received any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of IBG or any of its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that IBG or any of its Subsidiaries has engaged in questionable accounting or auditing practices. No attorney representing IBG or any of its Subsidiaries, whether or not employed by IBG or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by IBG, any of its Subsidiaries or any of their officers, directors, employees or agents to IBG’s or any of its Subsidiaries’ board of directors or any committee thereof or to any director or officer of IBG or any of its Subsidiaries. Since December 31, 2013, there have been no internal investigations regarding accounting or revenue recognition discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer, individuals performing similar functions, IBG’s or any of its Subsidiaries’ board of directors or any committee thereof.

E.    There are no outstanding loans made by IBG or any of its Subsidiaries to any executive officer or director of IBG, other than loans that are subject to and in compliance with Regulation O under the Federal Reserve Act.

Section 4.08.    Undisclosed Liabilities. Neither IBG nor any IBG Subsidiary has any material liability or obligation, accrued, absolute, contingent or otherwise and whether due or to become due (including unfunded obligations under any Employee Plan or liabilities for federal, state or local taxes or assessments) that are not reflected in or disclosed in the IBG SEC Reports, except (A) those liabilities, obligations and expenses incurred in the ordinary course of business and materially consistent with past business practices since the date of the most recent IBG SEC Report, (B) liabilities, obligations and expenses incurred as a result of or arising from this Agreement or any other agreement or document contemplated hereby, or any of the transactions contemplated hereby or thereby, or (C) liabilities, obligations and expenses as disclosed on Confidential Schedule 4.08.

Section 4.09.    No Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, nor compliance by IBG or any IBG Subsidiary with any of the terms or provisions hereof or thereof (provided the required regulatory and shareholder approvals are obtained) will (A) violate any provision of the charters, articles, certificates or bylaws of IBG or any IBG Subsidiary; (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to IBG or any IBG Subsidiary or any of their respective properties or assets; (C) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or the lapse of time, or both, would constitute a default) under, result in the termination or cancellation under, accelerate the performance required by or rights or obligations under, or result in the creation of any lien upon any of the respective properties or assets of IBG or any IBG Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which IBG or any IBG Subsidiary is a party, or by which IBG or any IBG Subsidiary or any of their respective properties or assets or business activities, may be bound or subject.

Section 4.10.    Litigation. Except as disclosed in Confidential Schedule 4.10, neither IBG nor any of its Subsidiaries are parties to any, and there are no pending or, to the Best Knowledge of IBG, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against IBG or its Subsidiaries which are reasonably likely, individually or in the aggregate, to result in a Material Adverse Change, nor, to the Best Knowledge of IBG, is there any basis for any proceeding, claim or any action against IBG or its Subsidiaries that would be reasonably likely, individually or in the aggregate, to result in a Material Adverse Change. There is no injunction, order, judgment or decree imposed upon IBG or its Subsidiaries or the assets or properties of IBG or its Subsidiaries that has resulted in, or is reasonably likely to result in, a Material Adverse Change.

Section 4.11.    Compliance with Laws, Permits and Instruments. IBG, its Subsidiaries and their respective employees hold all material licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses. IBG and its Subsidiaries are in compliance with all applicable laws, statutes, orders, rules, regulations and policies of any Governmental Authority, except where the failure, whether individually or in the aggregate, to be so in compliance could not reasonably be expected to cause a Material Adverse Change with respect to IBG or any of its Subsidiaries. IBG is in material compliance with all applicable listing and corporate governance rules of NASDAQ.

Section 4.12.    No Material Adverse Change. Except as disclosed in the representations and warranties made in this ARTICLE IV and the Confidential Schedules hereto, there has not been any Material Adverse Change with respect to IBG or Independent Bank since June 30, 2016, nor to the Best Knowledge of IBG, has any event occurred that has resulted in, or has a reasonable probability of resulting in the future in, a Material Adverse Change with respect to IBG or Independent Bank.

Section 4.13.    Taxes and Tax Returns.

A.    IBG and each IBG Subsidiary have duly and timely filed or caused to be filed all material U.S. federal, state, foreign and local tax returns and reports required to be filed by them on or before the date of this Agreement (all such returns and reports being accurate and complete in all material respects) and have duly paid or caused to be paid on their behalf all material taxes that are due and payable by them on or before the date of this Agreement, other than taxes that are being contested in good faith and are adequately reserved against or provided for (in accordance with GAAP) on their respective financial statements. As of the date hereof, neither IBG nor any IBG Subsidiary has any material liability for taxes in excess of the amount reserved or provided for on their respective financial statements as of the date thereof.

B.    There are no disputes pending with respect to, or claims or assessments asserted in writing for, any material amount of taxes upon IBG or any IBG Subsidiary, nor has IBG or any IBG Subsidiary given or been requested in writing to give any currently effective waivers extending the statutory period of limitation applicable to any material tax return for any period.

C.    Proper and accurate amounts, if required by law, have been withheld by IBG and each IBG Subsidiary from their respective employees, independent contractors, creditors, shareholders or other third parties for all periods in material compliance with the tax withholding provisions of applicable law.

D.    Except as set forth on Confidential Schedule 4.13, the U.S. federal income tax returns of IBG and each IBG Subsidiary with respect to all taxable periods beginning on or after December 31, 2012 have not been audited or examined and no such audit is currently pending or, to the Best Knowledge of IBG, threatened.

E.    IBG has delivered or made available to CBI correct and complete copies of all material U.S. federal income tax returns filed by IBG with the IRS, examination reports, and statements of deficiencies assessed against or agreed to by IBG or any IBG Subsidiary, if any, in each case with respect to any taxable period beginning on or after December 31, 2013.

Section 4.14.    Representations Not Misleading. No representation or warranty by IBG contained in this Agreement contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit on the Closing Date to state a material fact necessary to make the statements contained herein, in light of the circumstances under which they were made, not misleading. To the Best Knowledge of IBG, all written statements, exhibits, schedules, and other documents furnished to CBI by IBG or Independent Bank as part of the due diligence for this Agreement are accurate in all material respects.

ARTICLE V

COVENANTS OF CBI

CBI covenants and agrees with IBG as follows:

Section 5.01.    Commercially Reasonable Efforts. CBI will use commercially reasonable efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

Section 5.02.    Information for Regulatory Applications and Registration Statement. CBI shall use its commercially reasonable efforts to promptly furnish IBG with all information concerning CBI that is required for inclusion in any application, statement or document to be made or filed by IBG with any federal or Texas regulatory or supervisory authority in connection with the transactions contemplated by this Agreement during the pendency of this Agreement. CBI shall have the right to review in advance, and to the extent practicable consult with IBG, in each case subject to applicable laws relating to the exchange of information, with respect to all written information submitted to any third party or any federal or Texas regulatory or Governmental Authority supervisory authority in connection with the transactions contemplated by this Agreement, but IBG shall not be required to provide CBI with confidential portions of any filing with a federal or Texas regulatory or Governmental Authority. In exercising the foregoing right, CBI agrees to act reasonably and as promptly as practicable.

A.    CBI agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, (ii) the Proxy Statement and any amendment or supplement thereto, at the date(s) of mailing to shareholders and at the time of the CBI Meeting, and (iii) any other filings made under applicable federal or Texas banking or securities laws and regulations, shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. CBI further agrees that if it shall become aware before the effectiveness of the Registration Statement of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform IBG thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement.

Section 5.03.    Affirmative Covenants. Except as otherwise permitted or required by this Agreement, from the date hereof until the Effective Time, CBI shall and shall cause the CBI Subsidiaries to:

A.    Maintain its corporate existence in good standing;

B.    Maintain the general character of its business and conduct its business in its ordinary and usual manner;

C.    Extend credit only in accordance with existing lending policies and practices;

D.    Use commercially reasonable efforts to preserve its business organization intact; to retain the services of its present employees, officers, directors and agents; to retain its present customers, depositors, suppliers and correspondent banks; and to preserve its goodwill and the goodwill of its suppliers, customers and others having business relationships with it;

E.    Maintain all offices, machinery, equipment, materials, supplies, inventories, vehicles and other Properties owned, leased or used by it (whether under its control or the control of others) in good operating repair and condition, ordinary wear and tear excepted;

F.    Comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses, and permits applicable to its Properties and operations, where such noncompliance could be reasonably expected to cause a Material Adverse Change;

G.    Timely file all tax returns required to be filed by it and promptly pay all taxes, assessments, governmental charges, duties, penalties, interest and fines that become due and payable, except those being contested in good faith by appropriate proceedings;

H.    Withhold from each payment made to each of its employees the amount of all taxes (including federal income taxes, FICA taxes and state and local income and wage taxes) required to be withheld therefrom and pay the same to the proper Governmental Authority;

I.    Continue to follow and implement policies, procedures and practices regarding the identification, monitoring, classification and treatment of all assets in substantially the same manner as it has in the past;

J.    Account for all transactions in accordance with GAAP (unless otherwise instructed by RAP, in which instance account for such transaction in accordance with RAP) specifically, without limitation, paying or accruing for by the Calculation Date all liabilities, obligations, costs, and expenses owed or incurred by CBI or any CBI Subsidiary on or before the Closing Date;

K.    Perform all of its material obligations under contracts, leases and documents relating to or affecting its assets, Properties and business, except such obligations as it may in good faith reasonably dispute;

L.    Maintain and keep in full force and effect, in all material respects, presently existing insurance coverage and give all notices and present all claims under all insurance policies in due and timely fashion; and

M.    Timely file all reports required to be filed with Governmental Authorities and observe and conform, in all material respects, to all applicable laws, rules, regulations, ordinances, codes, orders, licenses and permits, except those being contested in good faith by appropriate proceedings.

Section 5.04.    Negative Covenants. From the date of this Agreement through the earlier of the Closing or termination of this Agreement, without the prior written consent of IBG, CBI shall not and CBI shall cause the CBI Subsidiaries to not:

A.    Introduce any new material method of management or operation;

B.    Intentionally take any action that could reasonably be anticipated to result in a Material Adverse Change;

C.    Take or fail to take any action that could reasonably be expected to cause the representations and warranties made in ARTICLE III (other than the representations made in Sections 3.12(K) and 3.12(S)) to be inaccurate in any material respect at the time of the Closing or preclude CBI from making such representations and warranties (as modified by the supplemental Confidential Schedules) at the time of the Closing;

D.    Declare, set aside or pay any dividend or other distribution with respect to its capital stock, other than (i) the payment of dividends from Northstar Bank to CBI, (ii) the payment of distributions by CBI to the CBI Shareholders as set forth in Section 1.05(D);

E.    Enter into, alter, amend, renew or extend any material contract or commitment which would result in an obligation of CBI to make payments in excess of $100,000, except for loans and extensions of credit in the ordinary course of business, which are subject to the provisions of Sections 5.04(Y), 5.04(Z), and 5.04(AA);

F.    Mortgage, pledge or subject to lien, charge, security interest or any other encumbrance or restriction any of its Properties, business or assets, tangible or intangible except in the ordinary course of business and consistent with past practices;

G.    Cause or allow the loss of insurance coverage, unless replaced with coverage which is substantially similar (in amount and insurer) to that in effect as of the date of this Agreement;

H.    Incur any indebtedness, obligation or liability, whether absolute or contingent, other than the receipt of deposits and trade debt or except in the ordinary course of business and consistent with prudent banking practices or in connection with the transactions contemplated by this Agreement or any of the agreements or documents contemplated hereby;

I.    Discharge or satisfy any lien or pay any obligation or liability, whether absolute or contingent, due or to become due, except in the ordinary course of business and consistent with past practices;

J.    Issue, reserve for issuance, grant, sell or authorize the issuance of any shares of its capital stock or other securities or subscriptions, options, warrants, calls, rights or commitments of any kind relating to the issuance thereto, except to the extent any commitment to do so is outstanding as of the date of this Agreement;

K.    Amend or otherwise change its Articles of Association or Bylaws;

L.    Sell, transfer, lease to others or otherwise dispose of any material amount of its assets or Properties, discount or arrange for a payoff of a charged off or deficiency credit, cancel or compromise any material debt or claim, or waive or release any right or claim other than in the ordinary course of business and consistent with past practices; provided, that any such transaction involving amounts in excess of $500,000 shall be deemed to not be in the ordinary course of business;

M.    Enter into any material transaction other than in the ordinary course of business;

N.    Except with respect to the collection of checks and other negotiable instruments or otherwise in the ordinary course of the business and consistent with past practices, enter into or give any promise, assurance or guarantee of the payment, discharge or fulfillment of any undertaking or promise made by any other third person, firm or corporation;

O.    Sell or knowingly dispose of, or otherwise divest itself of the ownership, possession, custody or control, of any corporate books or records of any nature that, in accordance with sound business practice, normally are retained for a period of time after their use, creation or receipt, except at the end of the normal retention period;

P.    Except for salary increases and the accrual for annual bonuses in the ordinary course of business and consistent with past practices, and the payment of employee bonuses in connection with the completion of the Merger (all of which shall be included (as a deduction) in the calculation of Tangible Equity), (i) make any material change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, (ii) pay, agree to, or orally promise to pay, conditionally or otherwise, any additional bonus or extra compensation, pension, severance or vacation pay, to or for the benefit of any of its shareholders, directors, officers or employees, or (iii) enter into any employment or consulting contract (other than as contemplated by this Agreement) or other agreement with any director, officer or employee or adopt, amend in any material respect or terminate (other than termination of the Employee Benefit Plans contemplated by this Agreement) any pension, employee welfare, retirement, stock purchase, stock option, stock appreciation rights, termination, severance, income protection, golden parachute, savings or profit-sharing plan (including trust agreements and insurance contracts embodying such plans), any deferred compensation, or collective bargaining agreement, any group insurance contract (except as contemplated by this Agreement) or any other incentive, welfare or employee benefit plan or agreement maintained by it for the benefit of its directors, employees or former employees;

Q.    Engage in any transaction with any Affiliate, except in the ordinary course of business and consistent with past practices;

R.    Acquire any capital stock or other equity securities or acquire any equity or ownership interest in any bank, corporation, partnership or other entity, except (i) through settlement of indebtedness, foreclosure, or the exercise of creditors’ remedies or (ii) in a fiduciary capacity, the ownership of which does not expose it to any liability from the business, operations or liabilities of such person;

S.    Except as contemplated by this Agreement, terminate, cancel or surrender any contract, lease or other agreement, or unreasonably permit any damage, destruction or loss which, in any case or in the aggregate, may reasonably be expected to result in a Material Adverse Change;

T.    Dispose of, permit to lapse, transfer or grant any rights under, or knowingly breach or infringe upon, any United States or foreign license or Proprietary Right or materially modify any existing rights with respect thereto, except in the ordinary course of business and consistent with past practices;

U.    Make any capital expenditures, capital additions or betterments except in the ordinary course of business consistent with past practices;

V.    Hire or employ any new officer or hire or employ any new non-officer employee, other than to replace non-officer employees;

W.    Make any, or acquiesce with any, change in accounting methods, principles or material practices, except as required by GAAP or RAP, including without limitation making any “reverse provision for loan losses” or other similar entry or accounting method that would reduce the allowance for loan and lease losses of CBI;

X.    Pay a rate on deposits at CBI materially higher than is consistent with the ordinary course of business and consistent with past practices;

Y.    Make any new loan except in compliance with CBI’s existing policies and procedures and consistent with past practices;

Z.    Renew, extend the maturity of, or alter the material terms of any loan except in compliance with CBI’s existing policies and procedures and consistent with past practices;

AA.    Renew, extend the maturity of, or alter any of the material terms of any loan classified as “substandard” and “doubtful”;

BB.    Sell (provided, however, that payment at maturity or prepayment is not deemed a sale) Investment Securities or purchase Investment Securities, other than U.S. Treasuries with a maturity of two years or less; or

CC.    Redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock.

Section 5.05.    Access; Pre Closing Investigation. To the extent permitted by applicable law, CBI shall afford the officers, directors, employees, attorneys, accountants, investment bankers and authorized representatives of IBG full access during regular business hours to all of the books, contracts, commitments, personnel and records of CBI and each CBI Subsidiary, and furnish to IBG during such period all such information concerning CBI and each CBI Subsidiary and their affairs as IBG may reasonably request, so that IBG may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of CBI and each CBI Subsidiary, including access sufficient to verify the value of the assets and the liabilities of CBI and each CBI Subsidiary and the satisfaction of the conditions precedent to IBG’s obligations described in ARTICLE VIII; provided, however, that IBG shall request permission for all such access reasonably in advance and all such access shall be conducted in a manner designed to minimize disruption to the normal business operations and employee or customer relations of

CBI and each CBI Subsidiary. CBI agrees at any time, and from time to time, to furnish to IBG as soon as practicable, any additional information that IBG may reasonably request, and shall specifically provide to IBG a weekly written report of all loans made, renewed or modified by Northstar Bank. No investigation by IBG or its representatives shall affect the representations and warranties set forth herein; provided, however, that IBG shall promptly notify CBI to the extent that IBG’s investigation determines that any of the representations and warranties by CBI set forth in ARTICLE III are untrue.

Section 5.06.    Allowance for Loan Losses. CBI shall cause Northstar Bank to maintain its Allowance for Loan and Lease Losses (the “Allowance”) at a level consistent with Northstar Bank’s historical methodology and in compliance with GAAP and RAP, and at a minimum, maintain its Allowance at a level equal to at least $15,675,000 (the “Minimum Allowance Amount”); provided, however, that if the Allowance is less than the Minimum Allowance Amount on the Calculation Date, Northstar Bank shall take or cause to be taken all action necessary to increase the Allowance to an amount equal to the Minimum Allowance Amount as of the Closing Date. The calculation of Tangible Equity shall include (as a deduction) the amount of any provision expense made by Northstar Bank necessary to maintain the Allowance equal to the Minimum Allowance Amount.

Section 5.07.    Untrue Representations. CBI shall promptly notify IBG in writing if CBI becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any material written information provided by CBI to IBG, any confidential schedule to this Agreement or any representation or warranty made by CBI in ARTICLE III or that results in CBI’s failure to comply with any covenant, condition or agreement contained in this Agreement.

Section 5.08.    Litigation and Claims. CBI shall promptly notify IBG in writing of any litigation, or of any claim, controversy or contingent liability that is reasonably expected to become the subject of litigation, against CBI or any CBI Subsidiary or affecting any of their Properties, if such litigation or potential litigation is reasonably likely, in the event of an unfavorable outcome, to result in a Material Adverse Change to CBI or any CBI Subsidiary. CBI shall promptly notify IBG of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the Best Knowledge of CBI, threatened against CBI or any CBI Subsidiary that (i) questions or would reasonably be expected to question the validity of this Agreement or the agreements contemplated hereby, or any actions taken or to be taken by CBI or any CBI Subsidiary pursuant hereto or (ii) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 5.09.    Adverse Changes. CBI shall promptly notify IBG in writing if any change shall have occurred or, to the Best Knowledge of CBI, been threatened (or any development shall have occurred or, to the Best Knowledge of CBI, been threatened involving a prospective change) in the business, financial condition or operations of CBI and/or any CBI Subsidiary that has resulted in or would reasonably be expected to result in a Material Adverse Change to CBI or any CBI Subsidiary.

Section 5.10.    No Negotiation with Others.

A.    CBI agrees that it shall not, and that it shall cause each CBI Subsidiary and the respective employees, directors, officers, financial advisors and agents of CBI and Northstar Bank (collectively, “CBI Representatives”) not to (i) solicit, knowingly encourage, initiate or participate in any negotiations or discussions with any third party (except for the limited purpose of notifying such person of the existence of the provisions of this Section 5.10) regarding an Acquisition Proposal (as defined below), whether by acquisition, business combination, purchase of securities or assets or otherwise; (ii) disclose to any third party any information concerning the business, Properties, books or records of CBI or any CBI Subsidiary in connection with any Acquisition Proposal, other than as provided herein or as compelled by law; or (iii) cooperate with any third party to make any Acquisition Proposal, other than the sale by CBI or any CBI Subsidiary of assets in the ordinary course of business consistent with past practices. Promptly upon receipt of any unsolicited offer, CBI will communicate to IBG the terms of any proposal or request for information and the identity of the parties involved.

B.    Notwithstanding anything to the contrary contained in this Section 5.10, if at any time after the date hereof and before the Closing, CBI and the CBI Representatives, having each theretofore complied with the terms of Section 5.10(A), receives a bona fide, unsolicited written Acquisition Proposal, CBI and the CBI Representatives may engage in negotiations and discussions with, and furnish any information and other access (so long as all such information and access has previously been made available to IBG or is made available to IBG before or concurrently with the time such information or access is made available to such person) to, any person making such Acquisition Proposal if, and only if, the CBI Board determines in good faith, after consultation with outside legal and financial advisors, that (i) such Acquisition Proposal is or is reasonably capable of becoming a Superior Proposal (as defined below) and (ii) the failure of the CBI Board to furnish such information or access or enter into such discussions or negotiations would reasonably be expected to be a violation of its fiduciary duties to the CBI shareholders; but before furnishing any material nonpublic information, CBI shall have received from the person making such Acquisition Proposal an executed confidentiality agreement with terms at least as restrictive in all material respects on such person as the Mutual Confidentiality and Nondisclosure Agreement entered into with IBG on July 22, 2016, which confidentiality agreement shall not prohibit CBI from complying with the terms of this Section 5.10. CBI will promptly, and in any event within two business days, (x) notify IBG in writing of the receipt of such Acquisition Proposal or any request for nonpublic information relating to CBI or for access to the Properties, books or records of CBI by any person that has made, or to the Best Knowledge of CBI may be considering making, an Acquisition Proposal and (y) communicate the material terms of such Acquisition Proposal to IBG, including as they may change upon any modification or amendment to the terms thereof. CBI will keep IBG reasonably apprised of the status of and other matters relating to any such Acquisition Proposal on a timely basis.

C.    Nothing contained in this Section 5.10 shall prevent CBI or the CBI Board from (i) taking the actions provided in Sections 1.08(C) or 5.10(B), (ii) responding to an unsolicited bona fide Acquisition Proposal for the sole purpose of clarifying the terms and conditions of the Acquisition Proposal, (iii) informing any person who submits an unsolicited bona fide Acquisition Proposal of CBI’s obligations pursuant to Section 5.10(A) or (iv) in consultation with outside counsel, complying with its disclosure obligations under federal or state law in connection with a Change in Recommendation.

D.    For purposes of this Agreement, “Acquisition Proposal” means a written offer or proposal from a party other than IBG which contains a fixed price per share or a mathematically ascertainable formula for calculating a price per share for the CBI Share regarding any of the following (other than the transactions contemplated by this Agreement) involving CBI: (i) any merger, reorganization, consolidation, share exchange, recapitalization, business combination, liquidation, dissolution or other similar transaction involving any sale, lease, exchange, mortgage, pledge, transfer or other disposition of all or substantially all of the assets or equity securities or deposits of, CBI, in a single transaction or series of related transactions which could reasonably be expected to impede, interfere with, prevent or materially delay the completion of the Merger; or (ii) any tender offer or exchange offer for 50% or more of the outstanding CBI Shares or the filing of a registration statement in connection therewith.

E.    For purposes of this Agreement, “Superior Proposal” means a bona fide Acquisition Proposal made by a party other than IBG that the CBI Board determines in its good faith judgment, after consultation with its outside counsel and its independent financial advisor (i) is or would result in a transaction that if consummated would be more favorable to CBI’s shareholders from a financial point of view than the Merger, taking into account all of the terms and conditions of such proposal and of this Agreement (including any proposal by IBG to amend the terms of this Agreement) and (ii) is capable of being, and is reasonably likely to be, consummated on the terms so proposed taking into account all financial, regulatory, legal and other aspects of such proposal.

Section 5.11.    Non-Governmental Consents and Approvals. CBI shall use commercially reasonable efforts to obtain all consents and approvals from third parties listed on Confidential Schedule 3.05. CBI will cooperate in all commercially reasonable respects with IBG to obtain all such approvals and consents required of IBG.

Section 5.12.    Environmental Investigation; Right to Terminate Agreement.

A.    IBG and its consultants, agents and representatives, at the sole cost and expense of IBG, shall have the right to the same extent that CBI has the right, but not the obligation or responsibility, to inspect any Property, including conducting asbestos surveys and sampling, environmental assessments and investigation, and other environmental surveys and analyses including soil and ground sampling (“Environmental Inspections”). IBG shall notify CBI in writing before any Environmental Inspection, and CBI may place reasonable restrictions on the time of such Environmental Inspection. If, as a result of any such Environmental Inspection, further investigation (“Secondary Investigation”) including, test borings, soil, water and other sampling is deemed desirable by IBG, IBG shall (i) notify CBI in writing of any Property for which it intends to conduct such a Secondary Investigation and the reasons for the Secondary Investigation, and (ii) at the sole cost and expense of IBG, commence the Secondary Investigation. IBG shall give reasonable written notice to CBI of the Secondary Investigation, and CBI may place reasonable time and place restrictions on the Secondary Investigation.

B.    IBG shall make available to CBI the results and reports of such Environmental Inspections and Secondary Investigations promptly after IBG receives or is advised of such results. IBG shall not have any liability or responsibility of any nature whatsoever for the results, conclusions or other findings related to any Environmental Inspection, Secondary Investigation or other environmental survey. If this Agreement is terminated, except as otherwise required by law, reports to any Governmental Authority of the results of any Environmental Inspection, Secondary Investigation or other environmental survey shall not be made by IBG. IBG shall make no such report before Closing unless required to do so by applicable law, and in such case will give CBI reasonable written notice of IBG’s intentions.

C.    IBG shall have the right to terminate this Agreement by providing written notice to CBI within ninety (90) days following the date of this Agreement if, with respect to the Properties (as defined in Section 11.10) only, (i) the factual substance of any warranty or representation set forth in Section 3.22 is not materially true and accurate; (ii) the results of an Environmental Inspection or Secondary Investigation are disapproved by IBG because such Environmental Inspection or Secondary Investigation identifies material violations or potential material violations of Environmental Laws; (iii) CBI has refused to allow IBG to conduct an Environmental Inspection or Secondary Investigation in a manner that IBG reasonably considers necessary; (iv) the Environmental Inspection or Secondary Investigation identifies any past or present event, condition or circumstance that would or potentially could reasonably be expected to require a remedial or cleanup action costing in excess of $250,000 or result in a Material Adverse Change to CBI or any CBI Subsidiary; (v) the Environmental Inspection or Secondary Investigation identifies the presence of any underground or above ground storage tank in, on or under any Property that is not shown to be in material compliance with all Environmental Laws applicable to the tank either at the date of this Agreement or at a future time certain, or that has had a release of petroleum or some other Hazardous Material that has not been cleaned up to the satisfaction of the relevant Governmental Authority or any other party with a legal right to compel cleanup; or (vi) the Environmental Inspection or Secondary Investigation identifies the presence of any asbestos-containing material in, on or under any Property, the removal of which could reasonably be expected to result in a Material Adverse Change. IBG shall advise CBI in writing (the “Environmental Notice”) as to whether IBG intends to terminate this Agreement because IBG disapproves of the results of the Environmental Inspection or Secondary Inspection in respect of the Properties. Upon receipt of the Environmental Notice, CBI shall have the opportunity to correct any objected to violations or conditions to IBG’s reasonable satisfaction within 30 days after the date of the Environmental Notice. If CBI fails to demonstrate correction of the violations or conditions to the reasonable satisfaction of IBG, IBG may terminate the Agreement on the 31st day after the date of the Environmental Notice.

D.    CBI agrees to make available to IBG and its consultants, agents and representatives all documents and other material relating to environmental conditions of any Property including the results of other environmental inspections and surveys. CBI also agrees that all engineers and consultants who prepared or furnished such reports may discuss such reports and information with IBG and shall be entitled to certify the same in favor of IBG and its consultants, agents and representatives and make all other data available to IBG and its consultants, agents and representatives.

Section 5.13.    Employee Plans and Employee Contracts. Before the Closing Date, CBI shall and shall cause each CBI Subsidiary to terminate the Employee Plans subject to compliance with applicable law, so long as any such action preserves the rights of the participants in such Employee Plans (including vesting rights). Prior to Closing, CBI and each CBI Subsidiary shall accrue for or make the payments required pursuant to the Employment Contracts as set forth in Confidential Schedule 3.20, and use commercially reasonable efforts to obtain from each applicable officer a release with respect to their agreement (the “Employment Contract Release”).

Section 5.14.    Confidential Schedules. At least three business days before the Closing, CBI agrees to provide IBG with supplemental Confidential Schedules to be delivered by CBI pursuant to this Agreement reflecting any material changes thereto between the date of this Agreement and the Closing Date. Any such supplemental Confidential Schedules shall be deemed to modify the representations and warranties of CBI for purposes of determining whether there has been a breach of any representation or warranty of CBI in Article III hereof; provided, however, that such supplemental Confidential Schedules shall not modify the representations and warranties of CBI for purposes of determining whether there has been a breach of the representations and warranties of CBI pursuant to Section 8.01 of this Agreement.

Section 5.15.    Voting and Lock Up Agreement. CBI shall execute and deliver, and shall use commercially reasonable efforts to cause each person or entity listed on Confidential Schedule 5.15 to execute and deliver contemporaneously with the execution of this Agreement, a Voting and Lock Up Agreement. CBI acknowledges that, upon the execution and delivery of the Voting and Lock Up Agreements, such persons or entities shall have agreed that they will vote the CBI Shares owned by them in favor of this Agreement and the transactions contemplated hereby, including the Merger, subject to required regulatory approvals for the transactions contemplated by this Agreement.

Section 5.16.    Releases. CBI shall use its commercially reasonable efforts to obtain from each of the directors and executive officers of CBI and each CBI Subsidiary listed on Confidential Schedule 5.16 a written release in the form attached hereto as Exhibit “A” executed by such director or executive officer and dated the Closing Date, releasing CBI and each CBI Subsidiary from claims arising before the Effective Time (the “Releases by D&Os”).

Section 5.17.    Other Agreements. CBI shall, and shall cause each CBI Subsidiary to, execute and deliver the Bank Merger Agreement and such other agreements, certificates of merger, certificates, and other documents reasonably necessary to effect the Merger and the Bank Merger, and to take all actions reasonably necessary or required to consummate the transactions contemplated thereby in accordance with the terms hereof.

Section 5.18.    Support Agreement. CBI shall use commercially reasonable efforts to cause each outside director of CBI and Northstar Bank to execute and deliver to IBG, contemporaneously with the execution of this Agreement, a Director Support Agreement providing for the continuing support of Independent Bank by the outside directors (the “Support Agreements”).

Section 5.19.    Shareholder Lists. After the date of this Agreement, CBI shall from time to time make available to IBG, upon its request, a list of the CBI Shareholders, a list showing all transfers of the CBI Shares, a list showing the grant and exercise of Options, and such other information as IBG may reasonably request regarding both the ownership and prior transfers of the CBI Shares and Options. Specifically, CBI shall deliver to IBG a certified list of CBI Shareholders, in form and content reasonably satisfactory to the Exchange Agent, at least ten days prior to the Closing Date.

Section 5.20.    Conforming Accounting Adjustments. CBI shall, if requested in writing by IBG, consistent with GAAP, RAP and applicable banking laws and regulations, immediately before Closing, make such accounting entries as CBI may reasonably request in order to conform the accounting records of CBI to the accounting policies and practices of IBG. No such adjustment by CBI or any CBI Subsidiary shall of itself constitute or be deemed to be a breach, violation or failure by CBI or any CBI Subsidiary to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or constitute grounds for termination of this Agreement by IBG or be an acknowledgment by CBI of any adverse circumstances for purposes of determining whether the conditions to IBG’s obligations under this Agreement have been satisfied, nor will any such adjustment affect the calculation of the Tangible Equity under Section 1.05. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence by CBI, any CBI Subsidiary or their respective management with any such adjustments.

Section 5.21.    D & O Liability Insurance. Contemporaneously with the Closing, CBI shall purchase an extended reporting period for four (4) years under CBI’s existing directors and officers liability insurance policy for purposes of covering actions occurring prior to the Effective Time, on terms approved by IBG. Notwithstanding any other provision of this Agreement, the cost of the premiums for such coverage shall be paid by CBI and shall be included (as a deduction) in the calculation of Tangible Equity.

Section 5.22.    Termination of DP Contracts and IT Conversion. CBI will use commercially reasonable efforts, including but not limited to notifying appropriate parties and negotiation in good faith a reasonable settlement, to ensure that the DP Contracts and contracts related to the provision of any other electronic banking services, if the Merger occurs, be terminated after the consummation of the Merger on a date to be mutually agreed upon by IBG and CBI. Such notice and actions by CBI will be in accordance with the terms of such contracts. CBI shall use reasonable efforts and cooperate with IBG to facilitate a smooth conversion of data processing, item processing, network and related hardware and software, telephone systems, telecommunications, data communications and other technologies, including participating in conversion planning, design, mapping and testing activities before the Closing Date.

Section 5.23.    Employment Agreements. CBI shall use commercially reasonable efforts to cause the executive officers identified in Confidential Schedule 5.23 to execute and deliver to IBG, contemporaneously with the execution of this Agreement, an employment agreement providing for their continued employment with Independent Bank following the Merger.

Section 5.24.    Obligations Related to Trust Preferred Securities. CBI will reasonably cooperate with IBG to permit IBG, upon completion of the Merger to assume expressly the obligations of CBI under the Indentures; but in no event will CBI or its counsel be required to deliver opinions or certificates except as the trustees of the Trusts may reasonably require with respect to the establishment and status of the Trust and CBI’s performance of its obligations before, and not in connection with, the assumption of the obligations by IBG.

Section 5.25.    Transaction Litigation. CBI shall give IBG the opportunity to participate in the defense or settlement of any stockholder litigation against CBI and/or its directors relating to the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of IBG, which consent shall not be unreasonably withheld, conditioned or delayed. For purposes of this paragraph, “participate” means that the non-litigating party will be kept apprised of proposed strategy and other significant decisions with respect to the litigation by the litigating party, consistent with the common interest of CBI and IBG in these matters and the applicable privileges and protections provided therein, and the non-litigating party may offer comments or suggestions with respect to the litigation, but will not be afforded any decision making power or other authority over the litigation, except for the settlement consent set forth above.

Section 5.26.    Separation Agreements. CIB shall use commercially reasonable efforts to cause the executive officers of CBI identified in Schedule 5.26 to execute and deliver contemporaneously with the execution of this Agreement, a Separation Agreement providing for the separation of their employment with CBI effective as of the Closing Date.

Section 5.27.    No Excess Parachute Payments. CBI and each CBI Subsidiary shall not make any payment or provide any benefit to any officer, director or employee of CBI, any CBI Subsidiary, or any of their respective Affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation § 1.280 G-1) under any employment, severance, or termination agreement, other compensation arrangement or benefit plan currently in effect if such payment or benefit would be an “excess parachute payment” (as such term is defined in Code § 280G (b)(1)) solely as a result of the transactions contemplated by this Agreement or if such payment or benefit would result in the excise tax of Code § 4999 being imposed on any such person.

ARTICLE VI

COVENANTS OF IBG

IBG hereby makes the covenants set forth in this ARTICLE VI to CBI.

Section 6.01.    Commercially Reasonable Efforts. IBG agrees to use commercially reasonable efforts to cause the consummation of the transactions contemplated hereby in accordance with the terms and conditions of this Agreement.

Section 6.02.    Untrue Representations. IBG shall promptly notify CBI in writing if IBG becomes aware of any fact or condition that makes untrue, or shows to have been untrue, in any material respect, any confidential schedule to this Agreement or any representation or warranty made by IBG in ARTICLE IV or that results in IBG’s failure to comply with any covenant, condition or agreement contained in this Agreement.

Section 6.03.    Affirmative Covenants. Except as otherwise permitted or required by this Agreement, from the date hereof until the Effective Time, IBG shall and shall cause Independent Bank to:

A.    Maintain its corporate existence in good standing;

B.    Maintain the general character of its business and conduct its business in its ordinary and usual manner;

C.    Extend credit only in accordance with existing lending policies and practices; and

D.    Use commercially reasonable efforts to preserve its business organization intact; to retain the services of its present employees, officers, directors and agents; to retain its present customers, depositors, suppliers and correspondent banks; and to preserve its goodwill and the goodwill of its suppliers, customers and others having business relationships with it.

Section 6.04.    Registration Statement. IBG agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, (ii) the Proxy Statement and any amendment or supplement thereto, at the date(s) of mailing to shareholders and at the time of the IBG Meeting and (iii) any other filings made under applicable federal or Texas banking or securities laws and regulations, shall contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. IBG further agrees that if it shall become aware before the effectiveness of the Registration Statement of any information furnished by such party that would cause any of the statements in the Registration Statement or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform CBI thereof and to take the necessary steps to correct the Registration Statement or the Proxy Statement. IBG agrees to advise CBI, promptly after IBG receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of IBG Shares for offering or sale in any jurisdiction, of the initiation or, to the extent IBG is aware thereof, threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. IBG agrees to promptly provide to CBI copies of all correspondence between IBG or any of its representatives, on the one hand, and the SEC, on the other hand.

Section 6.05.    NASDAQ Listing. IBG shall, as promptly as practicable, file all documents, take all actions reasonably necessary and otherwise use commercially reasonable efforts to list, before the Closing Date, on the NASDAQ the IBG Shares to be issued to the CBI Shareholders in connection with the Merger.

Section 6.06.    Litigation and Claims. IBG shall promptly notify CBI in writing of any litigation, or of any claim, controversy or contingent liability that might reasonably be expected to become the subject of litigation, against IBG or Independent Bank or affecting any of their respective Properties, if such litigation or potential litigation is reasonably likely, in the event of an unfavorable outcome, to result in a Material Adverse Change. IBG shall promptly notify CBI in writing of any legal action, suit or proceeding or judicial, administrative or governmental investigation, pending or, to the Best Knowledge of IBG, threatened against IBG or Independent Bank that (i) questions or could reasonably be expected to question the validity of this Agreement or the agreements contemplated hereby or any actions taken or to be taken by IBG with respect hereto or thereto or (ii) seeks to enjoin or otherwise restrain the transactions contemplated hereby or thereby.

Section 6.07.    Regulatory and Other Approvals. With the cooperation of CBI, IBG shall use commercially reasonable efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and federal or state bank regulatory or Governmental Authority necessary to consummate the Merger and the transactions contemplated by this Agreement, including the applications for the prior approval of the Merger and the Bank Merger by the FRB (or appropriate Federal Reserve Bank acting on delegated authority), the TDB, the FDIC or the Colorado Division of Banking. Provided that CBI has promptly provided information reasonably requested by IBG and its comments to draft applications, and otherwise complied with Section 5.02, such applications shall be filed on or before December 30, 2016. IBG shall use commercially reasonable efforts to obtain all such regulatory approvals and any other approvals from third parties at the earliest practicable time. IBG shall keep CBI reasonably informed as to the status of such applications and filings, and IBG shall promptly furnish CBI and its counsel with copies of all such regulatory filings and all correspondence for which confidential treatment has not been requested.

Section 6.08.    Other Agreements. IBG shall, and shall cause Independent Bank to, take such actions and to execute and deliver the Bank Merger Agreement and such other agreements, certificates of merger, certificates, and other documents reasonably necessary to effect the Merger and the Bank Merger and to take any and all actions reasonably necessary or required to consummate the transactions contemplated thereby in accordance with the terms hereof.

Section 6.09.    Employee Matters. On the Closing Date, IBG may, but shall not be required to, cause Independent Bank to offer employment to the employees of Northstar Bank. Each of the employees of Northstar Bank who become an employee of Independent Bank after the Effective Time shall be entitled to receive, from and after the Effective Time, the same pension, profit sharing, health, welfare, incentive, vacation and other benefits as are customarily offered or afforded to similarly situated employees of Independent Bank. Each of the employees of Northstar Bank who becomes an employee of Independent Bank after the Effective Time shall receive credit for their prior service at Northstar Bank for purposes of vesting, eligibility, level of benefits or other purpose under the employee benefit plans of Independent Bank; and such persons shall not be subject to exclusions or lack of coverage for pre-existing conditions or be subject to any additional deductibles or waiting periods otherwise required for health insurance coverage. IBG shall provide each such employee with credit for any co-payments and deductibles paid in the plan year in which the Closing Date occurs in satisfying any applicable deductible or out-of-pocket requirements under any welfare plans in which such employee is eligible to participate after the Closing Date. Independent Bank shall, within 45 calendar days of the date of this Agreement, provide CBI with a list of employees of Northstar Bank to whom

Independent Bank will not offer employment and a list of employees of Northstar Bank who will be provided with retention agreements, including the terms and conditions of such retention agreements. Such list will be kept confidential by CBI and shall be disclosed only to the executive officers of CBI who need to know such information, and such information shall not be discussed with employees of Northstar Bank except upon the mutual consent of CBI and IBG, which consent will not be unreasonably withheld by either party.

Section 6.10.    Adverse Changes. IBG shall promptly notify CBI in writing if any change shall have occurred or been threatened (or any development shall have occurred or been threatened involving a prospective change) in the business, financial condition, or operations of IBG and/or Independent Bank that has or may reasonably be expected to have to result in a Material Adverse Change with respect to IBG or Independent Bank or lead to a failure to obtain necessary regulatory approval of the transactions contemplated by this Agreement.

Section 6.11.    Confidential Schedules. At least three (3) business days prior to the Closing, IBG agrees to provide CBI with supplemental Confidential Schedules to be delivered by IBG pursuant to this Agreement reflecting any material changes thereto between the date of this Agreement and the date thereof. Any such supplemental Confidential Schedules shall be deemed to modify the representations and warranties of IBG for purposes of determining whether there has been a breach of any representation or warranty of IBG in Article IV hereof; provided, however, that such supplemental Confidential Schedules shall not modify the representations and warranties of IBG for purposes of determining whether there has been a breach of the representations and warranties of IBG pursuant to Section 7.01 of this Agreement.

Section 6.12.    Issuance of IBG Common Shares. The IBG Shares to be issued by IBG to the shareholders of CBI pursuant to this Agreement will, on the issuance and delivery to such shareholders pursuant to this Agreement, be duly authorized, validly issued, fully paid and nonassessable. The IBG Shares to be issued to the shareholders of CBI pursuant to this Agreement are and will be free of any preemptive rights of the shareholders of IBG or any other person, firm or entity. The IBG Shares to be issued to the shareholders of CBI pursuant to this Agreement pursuant to the Registration Statement which has become effective, except for IBG Shares issued to any shareholder of CBI who (i) may be deemed to be an “affiliate” (under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of IBG after completion of the Merger, or (ii) who has signed a Voting and Lock Up Agreement as contemplated by Section 5.15, will be freely tradable by each CBI shareholder who is not a dealer for purposes of the Securities Act.

Section 6.13.    Access to Properties and Records. To the extent permitted by applicable law, IBG shall and shall cause each of its Subsidiaries, upon reasonable notice from CBI to IBG to: (a) afford the employees and officers and authorized representatives (including legal counsel, accountants and consultants) of CBI reasonable access to the properties, books and records of IBG and its Subsidiaries during normal business hours in order that CBI may have the opportunity to make such reasonable investigation as it shall desire to make of the affairs of IBG and its Subsidiaries, and (b) furnish CBI with such additional financial and operating data and other information as to the business and properties of IBG as CBI may, from time to time, reasonably request. No investigation by CBI or its representatives shall affect the representations and warranties set forth herein; provided, however, that CBI shall promptly notify IBG to the extent that CBI’s investigation determines that any of the representations and warranties by IBG set forth in ARTICLE IV are untrue.

Section 6.14.    Rule 144 Compliance. For a period of two years after the Effective Time (or such shorter period of time as may be applicable for “affiliates” of CBI to sell IBG Shares in accordance with Rule 145 of the Securities Act), IBG will use its commercially reasonable efforts to file in a timely manner all reports with the SEC required to be filed by it pursuant to Section 13 and Section 15(d) of the Exchange Act (other than Current Reports on Form 8-K) and submit electronically and post on its corporate website, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T.

Section 6.15.    Director and Officer Indemnification. For a period of four years after the Effective Time, IBG shall indemnify, defend and hold harmless each person entitled to indemnification from CBI or any CBI Subsidiary (each, an “Indemnified Party”) against all liabilities arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, matters related to the negotiation, execution and performance of this Agreement or consummation of the Merger) to the same extent (including advancement of expenses) and subject to the conditions set forth in the Certificate of Formation, as applicable, of CBI or such CBI Subsidiary, or in the Bylaws of CBI or any CBI Subsidiary, as in effect on the date hereof. If IBG or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any other entity, then and in each case, proper provision shall be made so that the successors and assigns of IBG or the surviving company shall assume the obligations set forth in this Section 6.15 prior to or simultaneously with the consummation of such transaction.

Section 6.16.    Election of Directors. At the IBG Meeting, IBG shall include a proposal to elect at least three individuals who are directors of CBI mutually determined by IBG and CBI (the “CBI Nominees”) to the Board of Directors of IBG; provided, however, that if the number of CBI Nominees to be nominated for election does not constitute at least 25% of the total number of IBG directors following the election of the CBI Nominees, then the number of CBI Nominees to be nominated shall be increased such that the total number of CBI Nominees will constitute not less than 25% of the total number of IBG directors following election of the CBI Nominees. The initial CBI Nominees shall be those individuals identified on Confidential Schedule 6.16. IBG shall specifically nominate one CBI Nominee to be elected as a Class I director whose term ends in 2017 (the “Class I CBI Nominee”), one CBI Nominee to be elected as a Class II director whose term ends in 2018, and one CBI Nominee to be elected as a Class III director whose term ends in 2019. IBG shall include the Class I CBI Nominee in IBG’s proxy statement, and recommend that the IBG shareholders elect, the Class I CBI Nominee to the board of directors of IBG at the 2017 annual meeting of IBG shareholders. If the number of CBI Nominees will exceed three individuals, such additional CBI Nominees shall be allocated as evenly as possible among the classes of the IBG Board of Directors, beginning with the class that has the longest remaining term as of the Closing Date. IBG shall cause Independent Bank to elect all of the CBI Nominees to the Independent Bank Board of Directors. Notwithstanding the foregoing, IBG’s obligation to nominate and recommend, as the case may be, a CBI Nominee is subject to such CBI Nominee’s compliance with IBG’s or Independent Bank’s, as the case may be, governance and ethics policies in place from time to time, and that at least two of such CBI Nominees qualify as an “independent” director as defined by applicable NASDAQ rules.

ARTICLE VII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF CBI

The obligations of CBI under this Agreement are subject to the satisfaction, before or at the Closing, of each of the following conditions, which may be waived in whole or in part by CBI:

Section 7.01.    Representations and Warranties. All representations and warranties made by IBG in ARTICLE IV shall have been true and correct in all material respects (except for those representations and warranties which are qualified by a materiality standard, which shall be true and correct in all respects) when made and as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing (other than those limited to a specified date, which shall speak only as to such date).

Section 7.02.    Performance of Obligations. IBG shall have, or shall have caused to be, performed or complied with, in all material respects, all agreements, terms, covenants and conditions required by this Agreement to be performed or complied with by IBG at or before the Closing.

Section 7.03.    Government Approvals. CBI shall have received such approvals and consents as may be required by applicable law from all applicable Governmental Authorities in connection with this Agreement and any other agreement contemplated hereby, and with the consummation of the transactions contemplated hereby and thereby, and all applicable waiting periods shall have expired.

Section 7.04.    No Litigation. No action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to this Agreement and the Bank Merger Agreement or the transactions contemplated hereby or thereby by any Governmental Authority, including by means of the entry of a preliminary or permanent injunction, that would (A) make this Agreement or any other agreement contemplated hereby or thereby, or the transactions contemplated hereby or thereby, illegal, invalid or unenforceable, (B) impose material limits on the ability of any party to this Agreement to consummate this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, or (C) if the consummation of this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, subject or could reasonably be expected to subject CBI or any CBI Subsidiary, or any of their respective officers, directors, shareholders or employees, to criminal or civil liability. No action or proceeding by or before any Governmental Authority or by any other person shall be threatened, instituted or pending that could reasonably be expected to result in any of the consequences referred to in clauses (A) through (C) above.

Section 7.05.    Delivery of Closing Documents. CBI shall have received all documents required to be delivered by IBG and Independent Bank on or before the Closing Date as set forth in Section 2.03, all in form and substance reasonably satisfactory to CBI.

Section 7.06.    Shareholder Approvals. The holders of at least the minimum number of shares of the CBI Shares necessary under applicable law to approve this Agreement, the Merger, and all other agreements contemplated hereby, shall have approved this Agreement, the Merger, and all other agreements contemplated hereby in accordance with the Certificate of Formation and Bylaws of CBI and applicable law. The holders of at least the minimum number of shares of the IBG Shares necessary under applicable law shall have approved (A) this Agreement, the Merger, and all other agreements contemplated hereby, (B) the issuance of the IBG Shares to shareholders of CBI in connection with the Merger, and (C) the election of the CBI Nominees to the IBG Board of Directors, in accordance with the Certificate of Formation and Bylaws of IBG and applicable law.

Section 7.07.    Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending such effectiveness shall be in effect, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness shall have been initiated, continuing, or have been threatened and be unresolved, and all necessary approvals under state securities laws relating to the issuance or trading of the IBG Shares to be issued in the Merger shall have been received.

Section 7.08.    Listing of IBG Shares. The IBG Shares to be delivered to the shareholders of CBI pursuant to this Agreement shall have been authorized for listing on the NASDAQ and such approval shall not have been withdrawn or revoked.

Section 7.09.    No Material Adverse Change. There shall have been no Material Adverse Change in IBG since June 30, 2016.

Section 7.10.    Delivery of Merger Consideration. IBG shall have delivered, or caused to be delivered, to the Exchange Agent, the IBG Shares issuable to the holders of CBI Shares pursuant to Section 1.05, and CBI shall have received evidence of the same from IBG.

Section 7.11.    Tax Opinion. CBI shall have received an opinion (reasonably acceptable in form and substance to CBI) from Fenimore, Kay, Harrison & Ford LLP, dated as of the Closing Date, to the effect that for federal income tax purposes (i) the Merger will be treated as a reorganization within the meaning of § 368(a) of the Code, and (ii) each of IBG and CBI will be a party to such reorganization within the meaning of § 368(b) of the Code, and such opinion shall not have been withdrawn, revoked or modified. Such opinion will be based upon representations of the Parties contained in this Agreement and in the tax representation letters described in Section 1.12(C).

Section 7.12.    CBI Nominees. The IBG shareholders shall have elected all of the CBI Nominees at the IBG Meeting and IBG shall have entered into mutually acceptable nominee agreements with respect to each CBI Nominee.

ARTICLE VIII

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF IBG

The obligations of IBG under this Agreement are subject to the satisfaction, before or at the Closing, of each of the following conditions, which may be waived in whole or in part by IBG.

Section 8.01.    Representations and Warranties. All representations and warranties made by CBI in ARTICLE III shall have been true and correct in all material respects (except for those representations and warranties which are qualified by a materiality standard, which shall be true and correct in all respects) when made and as of the Closing with the same force and effect as if such representations and warranties were made at and as of the Closing (other than those limited to a specified date, which shall speak only as to such date).

Section 8.02.    Performance of Obligations. CBI shall have performed or complied with, in all material respects, all agreements, terms, covenants and conditions required by this Agreement to be performed or complied with by CBI before or at the Closing.

Section 8.03.    Delivery of Closing Documents. IBG shall have received all documents required to be delivered by CBI on or before the Closing Date as set forth in Section 2.02, all in form and substance reasonably satisfactory to IBG.

Section 8.04.    Government Approvals. IBG shall have received approvals and consents, on terms and conditions reasonably acceptable to IBG, as may be required (A) by applicable law from all applicable Governmental Authorities, including the FRB, the FDIC the TDB, and the Colorado Division of Banking and (B) from all third parties, in each case, in connection with this Agreement and any other agreement contemplated hereby, and with the consummation of the transactions contemplated hereby and thereby, and all applicable waiting periods shall have expired. Such approvals and consents shall not have imposed, in the reasonable judgment of IBG, any material adverse requirement upon IBG or its Subsidiaries, including any requirement that IBG sell or dispose of any significant amount of its assets or any IBG Subsidiary. Neither such approvals or consents, nor any of the transactions contemplated hereby, shall have been contested or threatened to be contested by any Governmental Authority or by any other third party (except shareholders asserting statutory dissenters’ appraisal rights) by formal proceedings. It is understood that, if such contest is brought by formal proceedings, IBG may, but shall not be obligated to, answer and defend such contest or otherwise pursue this transaction over such objection.

Section 8.05.    No Litigation. No action shall have been taken, and no statute, rule, regulation or order shall have been promulgated, enacted, entered, enforced or deemed applicable to this Agreement, the Bank Merger Agreement, or the transactions contemplated hereby or thereby, by any Governmental Authority, including by means of the entry of a preliminary or permanent injunction, that would (A) make this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, illegal, invalid or unenforceable, (B) require the divestiture of a material portion of the assets of CBI, (C) impose material limits on the ability of any party to this Agreement to consummate the Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, (D) otherwise result in a Material Adverse Change to CBI, any CBI Subsidiary, Independent Bank or IBG, or (E) if the consummation of this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby, subject or could reasonably be expected to subject IBG or any of its Subsidiaries, or any officer, director, shareholder or employee of IBG or any of its Subsidiaries, to criminal or civil liability. No action or proceeding by or before any Governmental Authority or by any other person shall be threatened, instituted or pending that would reasonably be expected to result in any of the consequences referred to in clauses (A) through (E) above.

Section 8.06.    No Material Adverse Change. There shall have been no Material Adverse Change in CBI or any CBI Subsidiary since June 30, 2016.

Section 8.07.    Minimum Tangible Equity. As of the Closing Date, the Tangible Equity of CBI, excluding the effect of the Aggregate Option Holder Payment on Tangible Equity, shall be not less than $195,000,000.

Section 8.08.    Minimum Allowance. As of the Closing Date, the Allowance of Northstar Bank shall be at least equal to the Minimum Allowance Amount.

Section 8.09.    Shareholder Approvals. The shareholders of IBG and CBI shall have approved this Agreement and the transactions contemplated hereby by the requisite vote. The holders of no more than 5% of the CBI Shares shall have exercised and not forfeited their statutory dissenters’ rights under the TBOC.

Section 8.10.    Termination of Employee Benefit Plans and Agreements. All Employee Plans shall have been terminated in accordance with the respective terms of such Employee Plans, the Code, ERISA and all other applicable laws and regulations and the affected participants shall have been notified of such terminations. CBI and each applicable CBI Subsidiary shall have paid or accrued for the amounts and liabilities owed under the Employment Contracts as set forth on Confidential Schedule 3.20.

Section 8.11.    Registration Statement. The Registration Statement covering the IBG Shares to be issued in the Merger shall have become effective under the Securities Act and no stop order suspending such effectiveness shall be in effect, and no action, suit, proceeding, or investigation by the SEC to suspend the effectiveness shall have been initiated, continuing, or have been threatened and be unresolved, and all necessary approvals under state securities laws relating to the issuance or trading of the IBG Share to be issued in the Merger shall have been received.

Section 8.12.    Listing. The IBG Shares to be issued to the CBI shareholders as the Merger Consideration in the Merger shall have been approved for listing on the NASDAQ and such approval shall not have been withdrawn or revoked.

Section 8.13.    Additional Agreements. The Additional Agreements executed contemporaneously with the execution of this Agreement shall not have been terminated and shall remain in full force and effect.

Section 8.14.    Tax Opinion. IBG shall have received an opinion (reasonably acceptable in form and substance to IBG) from Andrews Kurth LLP, dated as of the Closing Date, to the effect that for federal income tax purposes (i) the Merger will be treated as a reorganization within the meaning of § 368(a) of the Code, (ii) each of IBG and CBI will be a party to such reorganization within the meaning of § 368(b) of the Code, (iii) the Bank Merger will be treated as a reorganization within the meaning of § 368(a) of the Code, and (iv) each of Independent Bank and Northstar Bank will be a party to such reorganization within the meaning of § 368(b) of the Code, and such opinion shall not have been withdrawn, revoked or modified. Such opinion will be based upon representations of the Parties contained in this Agreement and in the tax representation letters described in Section 1.12(C).

Section 8.15.    Options. The Board of Directors of CBI shall have adopted resolutions providing for the termination and cancellation, and the Administrator shall have taken all action required under the CBI Award Plan to effectuate the automatic cashout, of all Options outstanding and unexercised immediately prior to the Closing Date in accordance with Section 1.13 hereof.

ARTICLE IX

TERMINATION AND ABANDONMENT

Section 9.01.    Right of Termination. This Agreement and the transactions contemplated hereby may be terminated at any time before the Effective Time (except as otherwise set forth in this Section 9.01), whether before or after approval by the CBI or IBG shareholders as follows, and in no other manner:

A.    By the mutual written consent of CBI and IBG, duly authorized by the CBI Board and the IBG Board, respectively.

B.    By either CBI or IBG (if the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained herein) if the conditions precedent to such party’s obligations to close specified in ARTICLES VII and VIII, respectively, shall not have been satisfied on or before June 30, 2017; (the “Closing Date Deadline”); provided, however that if conditions precedent have not been satisfied by the Closing Date Deadline because approval of this Agreement or any other agreement contemplated hereby from any Regulatory Agency whose approval is required to consummate such transactions (the “Regulatory Approval”) has not been received and such delay in the receipt of Regulatory Approval is not the result of a public comment or protest made in connection with an application for Regulatory Approval (a “Protest”), then either CBI or IBG can unilaterally extend the Closing Date Deadline by up to 30 days by providing written notice thereof to the other; and further provided that, if Regulatory Approval has not been received and such delay in the receipt of Regulatory Approval is the result of a Protest, then the Closing Date Deadline shall automatically, without action by either party, be extended to December 31, 2017.

C.    By either IBG or CBI if any application for approval of the transactions contemplated by this Agreement or any other agreement contemplated hereby are disapproved by or withdrawn at the request of any Regulatory Agency whose approval is required to consummate such transactions or if any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining, enjoining, invalidating or otherwise prohibiting this Agreement or any other agreement contemplated hereby, or the transactions contemplated hereby or thereby and such order, decree, ruling or other action shall have been final and nonappealable.

D.    By IBG if there shall have been any Material Adverse Change in CBI or any CBI Subsidiary; and by CBI, if there shall have been any Material Adverse Change in IBG.

E.    By IBG, if CBI shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement or any other agreement contemplated hereby, and such failure shall not have been cured within a period of thirty (30) calendar days after written notice from IBG.

F.    By CBI, if IBG shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement or any other agreement contemplated hereby, and such failure shall not have been cured within a period of thirty (30) calendar days after written notice from CBI.

G.    By IBG, in accordance with the provisions of Section 5.12 (Environmental Investigation).

H.    By either IBG or CBI, if (i) the shareholders of CBI shall not have approved this Agreement and the Merger by the requisite vote at the meeting of such shareholders, or any adjournment or postponement thereof, called for such purpose, or (ii) the shareholders of IBG shall not have approved this Agreement and the Merger, the issuance of IBG Shares in connection with the Merger, or the election of the CBI Nominees, by the requisite vote at the meeting of such shareholders, or any adjournment or postponement thereof, called for such purpose.

I.    By CBI at any time in order to concurrently enter into an acquisition agreement or similar agreement (each, an “Acquisition Agreement”) with respect to a Superior Proposal which has been received and considered by CBI and the CBI Board in accordance with all of the requirements of Section 5.10 hereof.

J.    By IBG, if the CBI Board shall have (i) recommended to the shareholders of CBI that they tender their shares in a tender or exchange offer commenced by an un-Affiliated third party for more than 15% of the outstanding CBI Shares, (ii) effected a Change in Recommendation or recommended to the CBI shareholders acceptance or approval of any alternative Acquisition Proposal, or (iii) notified IBG in writing that CBI intends to accept a Superior Proposal.

K.    By CBI, at any time following the Determination Date (defined below) if both of the following conditions are satisfied:

(1)	The number obtained by dividing the Average Closing Price by the Starting Price (each as defined below) (the “IBG Ratio”) shall be less than 0.85; and

(2)	(x) the IBG Ratio shall be less than (y) the number obtained by dividing the Final Index Price by the Index Price on the Starting Date (each as defined below) and subtracting 0.15 from the quotient in this clause (2) (y) (such number in this clause (2) (y) being referred to herein as, the “Index Ratio”);

subject, however, to the following three sentences. If CBI elects to exercise its termination right pursuant to this Section 9.01(K), it shall give written notice to IBG. Following its receipt of such notice, IBG shall have the option, at its sole discretion, to increase the consideration to be received by the CBI Shareholders hereunder, by adjusting the CBI Share Exchange Ratio (calculated to the nearest ten-thousandth) to a number (rounded to the nearest ten-thousandth) equal to the quotient of (A) the product of the (i) the product of the Starting Price, multiplied by 0.90, multiplied by (ii) the CBI Share Exchange Ratio, divided by (B) the Average Closing Price on the Determination Date. If IBG so elects, it shall give prompt written notice to CBI of such election and the revised CBI Share Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 9.01(K) and this Agreement shall remain in effect in accordance with its terms (except as the CBI Share Exchange Ratio shall have been so modified).

For purposes of this Section 9.01(K), the following terms shall have the meanings indicated:

“Average Closing Price” has the meaning set forth in Section 1.05(B).

“Determination Date” shall mean the third trading day prior to the Closing Date.

“Final Index Price” shall mean the average of the Index Prices for the 20 consecutive full trading days ending on and including the trading day prior to the Determination Date.

“Index Group” shall mean the NASDAQ Bank Index.

“Index Price” shall mean the closing price of the Index Group on a given date.

“Starting Date” shall mean November 4, 2016.

“Starting Price” shall mean $47.40.

Section 9.02.    Notice of Termination. The power of termination provided for by Section 9.01 may be exercised only by a notice given in writing, as provided for in Section 11.07.

Section 9.03.    Effect of Termination. In the event of the termination of this Agreement and abandonment of the Merger pursuant to the provisions of Section 9.01, no party to this Agreement shall have any further liability or obligation in respect of this Agreement, except that (A) the provisions of ARTICLE X and Sections 9.03, 9.04, 11.02, 11.03, 11.08, 11.11 and 11.12 shall survive any such termination of the Agreement and abandonment of the Merger and (B) notwithstanding anything to the contrary, neither IBG nor CBI shall be relieved or released from any liabilities or damages arising out of its fraud or willful breach of any provision of this Agreement.

Section 9.04.    CBI Termination Fee. To compensate IBG for entering into this Agreement, taking actions to consummate the transactions contemplated hereunder and incurring the costs and expenses related thereto and other losses and expenses, including foregoing the pursuit of other opportunities, CBI and IBG agree as follows:

A.    If IBG is not in material breach of any covenant or obligation under this Agreement, CBI shall pay to IBG the sum of $10,000,000 (the “Termination Fee”) if this Agreement is terminated (i) by CBI under the provisions of Section 9.01(I), (ii) by either IBG or CBI under the provisions of Section 9.01(H)(i) and, if either (1) at the time of any failure by the shareholders of CBI to approve and adopt this Agreement and the Merger, there shall exist an Acquisition Proposal with respect to CBI that has not been withdrawn before the CBI Meeting or (2) within twelve months of the termination of this Agreement, CBI enters into a definitive agreement with any third party with respect to any Acquisition Proposal, or (iii) by IBG under the provisions of Section 9.01(J). CBI’s obligation to pay the Termination Fee pursuant to this Section 9.04(A) shall survive the termination of this Agreement.

B.    Any payment required by Section 9.04(A) shall become payable within two business days after receipt by the non-terminating party of written notice of termination of this Agreement.

C.    If CBI pays the Termination Fee in connection with its termination of this Agreement pursuant to Sections 9.01(H), 9.01(I) or 9.01(J), such amount shall be the sole remedy available to IBG in the event of any such termination of this Agreement.

ARTICLE X

CONFIDENTIAL INFORMATION

Section 10.01.    Definition of “Recipient,” “Disclosing Party” and “Representative”. For purposes of this ARTICLE X, the term “Recipient” means the party receiving the Subject Information (as such term is defined in Section 10.02) and the term “Disclosing Party” means the party furnishing the Subject Information. The terms “Recipient” or “Disclosing Party,” as used herein, include: (A) all persons and entities related to or affiliated in any way with the Recipient or the Disclosing Party, as the case may be, and (B) any Affiliate the Recipient or the Disclosing Party, as the case may be. The term “Representative,” as used in this ARTICLE X, shall include all directors, officers, shareholders, employees, representatives, advisors, attorneys, accountants and agents of the Recipient or the Disclosing Party, as the case may be. The term “person” as used in this ARTICLE X shall be broadly interpreted to include, without limitation, any corporation, company, group, partnership, Governmental Authority or individual.

Section 10.02.    Definition of “Subject Information”. For purposes of this ARTICLE X, the term “Subject Information” means all information furnished to the Recipient or its Representatives (whether prepared by the Disclosing Party, its Representatives or otherwise and whether or not identified as being nonpublic, confidential or proprietary) by or on behalf of the Disclosing Party or its Representatives relating to or involving the business, operations or affairs of the Disclosing Party or otherwise in possession of the Disclosing Party. The term “Subject Information” shall not include information that (A) was already in the Recipient’s possession at the time it was first furnished to Recipient by or on behalf of Disclosing Party, if such information is not known by the Recipient to be subject to another confidentiality agreement with or other obligation of secrecy to the Disclosing Party, its Subsidiaries or another party, or (B) becomes generally available to the public other than as a result of a disclosure by the Recipient or its Representatives, or (C) becomes available to the Recipient on a nonconfidential basis from a source other than the Disclosing Party, its Representative or otherwise, if such source is not known by the Recipient to be bound by a confidentiality agreement with or other obligation of secrecy to the Disclosing Party, its Representative or another party.

Section 10.03.    Confidentiality. Each Recipient hereby agrees that the Subject Information will be used solely for the purpose of reviewing and evaluating the transactions contemplated by this Agreement and any other agreement contemplated hereby, and that the Subject Information will be kept confidential by the Recipient and the Recipient’s Representatives; but (A) any of such Subject Information may be disclosed to the Recipient’s Representatives (including the Recipient’s accountants, attorneys and investment bankers) who need to know such Subject Information for the purpose of evaluating any such possible transaction between the Disclosing Party and the Recipient (it being understood that such Representatives shall be informed by the Recipient of the confidential nature of such Subject Information and that the Recipient shall direct and cause such persons to treat such Subject Information confidentially); (B) any of such Subject Information may be disclosed by a Recipient who has been ordered by a court to do so or is required by law to do so provided Recipient has notified the Disclosing Party before such disclosure and cooperates with the Disclosing Party if the Disclosing Party elects to pursue legal means to contest and avoid the disclosure; and (C) any disclosure of such Subject Information may be made to which the Disclosing Party expressly consents in writing before any such disclosure by Recipient. For the avoidance of doubt, a Recipient is prohibited from, and shall be responsible for any of its Representatives who, use the Subject Information, directly or indirectly, to (Y) call on, service or solicit customers of the Disclosing Party or (Z) interfere with or damage (or attempt to interfere with or damage) any relationship between any such customer and the Disclosing Party.

Section 10.04.    Securities Law Concerns. Each Recipient hereby acknowledges that the Recipient is aware, and the Recipient will advise the Recipient’s Representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws prohibit any person who has received material, nonpublic information from an issuer of securities from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

Section 10.05.    Return of Subject Information. If this Agreement is terminated for any reason, the Recipient shall promptly return to the Disclosing Party all written material containing or reflecting any of the Subject Information, other than information contained in any application, notice or other document filed with any Governmental Authority and not returned to the Recipient by such Governmental Authority. In making any such filing, the Recipient will request confidential treatment of such Subject Information included in any application, notice or other document filed with any Governmental Authority.

ARTICLE XI

MISCELLANEOUS

Section 11.01.    No Survival of Representations and Warranties. The parties hereto agree that all of the representations, warranties and covenants contained in this Agreement shall terminate and be extinguished at Closing, except for those covenants that specifically require performance after the Closing. Nothing in this Section 11.01 shall limit or otherwise affect the remedies available to IBG or CBI, as the case may be, with respect to a cause of action arising out of an intentional misrepresentation by CBI or IBG, respectively.

Section 11.02.    Expenses. Except as specifically provided in this Agreement, all costs and expenses incurred in connection with this Agreement and all agreements and documents contemplated hereby, and the consummation of the transactions contemplated hereby and thereby, shall be borne and paid by the party incurring such costs or expenses.

Section 11.03.    Brokerage Fees and Commissions.

A.    CBI does not have any responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of CBI or any CBI Subsidiary except as set forth on Confidential Schedule 11.03(A), and CBI hereby agrees to indemnify and hold harmless IBG for any amounts owed to any other agent, representative or broker of CBI or any CBI Subsidiary.

B.    IBG does not have any responsibility or liability for any fees, expenses or commissions payable to any agent, representative or broker of IBG or Independent Bank except as set forth in Confidential Schedule 11.03(B), and IBG hereby agrees to indemnify and hold harmless CBI for any amounts owed to any other agent, representative or broker of IBG or Independent Bank.

Section 11.04.    Entire Agreement. This Agreement (including the documents and instruments referred to herein) and the other agreements, documents, schedules and instruments executed and delivered by the parties to each other at the Closing constitute the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof, and supersede any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless hereafter or contemporaneously herewith made in writing and signed by the party to be bound, and no modification shall be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement. Each party to this Agreement acknowledges that, in executing and delivering this Agreement, it has relied only on the written representations, warranties and promises of the other parties hereto that are contained herein or in the other agreements executed by the parties contemporaneously with or, if contemplated hereby, subsequent to the execution of this Agreement, and has not relied on the oral statements of any other party or its representatives.

Section 11.05.    [Reserved].

Section 11.06.    Severability. If any term or other provision of this Agreement is held to be illegal, invalid or unenforceable by any rule of law or public policy, such term or provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were not a part hereof, and all other conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or unenforceable, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and still be legal, valid and enforceable. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

Section 11.07.    Notices. All notices, requests, claims, demands, instructions and other communications required or permitted to be given under this Agreement after the date hereof by any party hereto to any other party shall be in writing; and may be delivered personally, by nationally-recognized overnight courier service, by United States mail, or by e-mail or facsimile transmission, to such party at the address or transmission numbers set forth below:

A.    If given to CBI, or to an officer thereof, in such officer’s official capacity, at CBI’s mailing address or transmission number set forth below (or such address or transmission number as CBI may give notice to IBG by like notice):

Mr. Tom C. Nichols

Chairman of the Board and CEO

Carlile Bancshares, Inc.

201 Main Street

Suite 1320

Fort Worth, Texas 76102

Facsimile: (817) 877-4450

Email: tnichols@carlileholdings.com

with a copy (which shall not constitute notice) to:

Chet Fenimore, Esq.

Fenimore, Kay, Harrison & Ford, LLP

812 San Antonio Street

Suite 600

Austin, Texas 78701

Facsimile: (512) 583-5940

Email: cfenimore@fkhpartners.com

B.    If given to IBG, or to an officer thereof, in such officer’s official capacity, at IBG’s mailing address or transmission number set forth below (or such address or transmission number as IBG may give notice to CBI by like notice):

Mr. David Brooks

Chairman of the Board and CEO

Independent Bank Group, Inc.

1600 Redbud Blvd., Suite 400

McKinney, TX 75069

Facsimile: 972-562-5496

Email: drbrooks@independent-bank.com

with a copy (which shall not constitute notice) to:

Mark Haynie, Esq.

Haynie Rake Repass & Klimko, P.C.

14643 Dallas Parkway, Suite 550

Dallas, Texas 75254

Facsimile: (972) 716-1850

Email: mark@hrrpc.com

Any notice given pursuant to this Agreement shall be effective (i) in the case of personal delivery, e-mail or facsimile transmission, when received; (ii) in the case of mail, upon the earlier of actual receipt or three business days after deposit with the United States Postal Service, first class certified or registered mail, postage prepaid, return receipt requested; and (iii) in the case of nationally-recognized overnight courier service, one business day after delivery to the courier service together with all appropriate fees or charges and instructions for overnight delivery.

Section 11.08.    GOVERNING LAW; VENUE. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF EACH OF THE PARTIES SUBJECT TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS. IF A DISPUTE ARISES UNDER OR ARISES RELATED TO THIS AGREEMENT, THE PARTIES IRREVOCABLY AGREE THAT VENUE FOR SUCH DISPUTE SHALL LIE EXCLUSIVELY IN ANY COURT OF COMPETENT JURISDICTION IN COLLIN COUNTY, TEXAS.

Section 11.09.    Multiple Counterparts; Electronic Transmission. For the convenience of the parties hereto, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all counterparts hereof so executed by the parties hereto, whether or not such counterpart shall bear the execution of each of the parties hereto, shall be deemed to be, and shall be construed as, one and the same Agreement. An e-mail, facsimile or other electronic transmission of a signed counterpart of this Agreement shall be sufficient to bind the party or parties whose signature(s) appear thereon.

Section 11.10.    Certain Definitions.

A.    “Affiliate” means any business entity, bank, or person that, directly or indirectly, controls, is controlled by, or is under common control with, such person in question. For the purposes of this definition, “control” (including, with correlative meaning, the terms

“controlled by” and “under common control with”) as used with respect to any business entity, bank, or person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or by contract or otherwise.

B.    “Best Knowledge” means the actual knowledge of executive officers of IBG or CBI, as applicable, with respect to a particular matter, after reasonable inquiry.

C.    “Environmental Laws” means any applicable federal, state, or local laws or regulations, codes, or ordinances, now in effect and in each case as amended to date, including any judicial or administrative order, consent decree, judgment relating to pollution or protection of public or employee health or safety or the environment, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601, et seq.; the Hazardous Materials Transportation Authorization Act, as amended 49 U.S.C. §5101, et. seq.; the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. §6901, et. seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. §1201, et. seq.; the Toxic Substances Control Act, 15 U.S.C. §2601, et. seq.; the Clean Air Act, 42 U.S.C. §7401, et. seq.; and the Safe Drinking Water Act, 42 U.S.C. §300f. et. seq.

D.    “Governmental Authority” means any United States or foreign federal, state or local court, administrative agency, commission or other governmental authority, Regulatory Agency or instrumentality thereof, in each case, of competent jurisdiction.

E.    “Hazardous Material” means any pollutant, contaminant, chemical, or toxic or hazardous substance, constituent, material or waste, or any other chemical, substances, constituent or waste including petroleum, including crude oil or any fraction thereof, or any petroleum product, defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws, or which is in any way regulated as hazardous or toxic by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials such as asbestos and lead, but notwithstanding the foregoing or any other provision in this Agreement to the contrary, the words “Hazardous Material” shall not mean or include any such Hazardous Material used, generated, manufactured, stored, disposed of or otherwise handled in normal quantities in the ordinary course of the business of CBI or any CBI Subsidiary in compliance with all Environmental Laws, or such that may be naturally occurring in any ambient air, surface water, ground water, land surface or subsurface strata.

F.    “Investment Securities” means a security held by Northstar Bank and reflected as an asset of Northstar Bank in accordance with RAP.

G.    “Material Adverse Change” means any material adverse change in the financial condition, assets, properties, liabilities (absolute, accrued, contingent or otherwise), reserves, business or results of operations other than, in each case, any change, circumstance, event or effect relating to (i) any change occurring after the date hereof in any federal or state law, rule or regulation, which change affects banking institutions and their holding companies generally, including any change affecting the Deposit Insurance Fund administered by the FDIC, (ii) changes in general economic, legal, regulatory or political conditions affecting financial institutions generally, including changes in interest rates, credit availability and liquidity and currency exchange rates unless such changes have a materially disproportionate adverse effect on a Party relative to similarly situated Texas domiciled banks, (iii) general changes in credit markets or general downgrades in credit markets unless such changes have a materially disproportionate adverse effect on a Party relative to similarly situated Texas domiciled banks, (iv) changes in GAAP or RAP that affect financial institutions generally; (v) changes resulting from reasonable expenses (such as customary legal, accounting and investment advisor fees) incurred in connection with this Agreement, (vi) changes resulting from, acts of terrorism or war unless such changes have a materially disproportionate adverse effect on a Party relative to similarly situated Texas domiciled banks, (vii) changes resulting from payments of any amounts due, or the provision of any benefits to, any officer or employee under employment, change in control or severance agreements in effect as of the date hereof, or (viii) actions and omissions of IBG, Independent Bank, CBI or any CBI Subsidiary taken at the request, or with the prior written consent, of the other party hereto in contemplation of the transactions contemplated hereby.

H.    “Property” or “Properties” means all real property owned or leased by CBI or any CBI Subsidiary, including properties that any CBI Subsidiary has foreclosed on as well as their respective premises and all improvements and fixtures thereon.

I.    “Regulatory Agency” means (i) the SEC, (ii) any self-regulatory organization, (iii) the FRB, (iv) the FDIC, (v) the TDB, and (vi) any other federal or state governmental or regulatory agency or authority.

J.    “Subsidiary” means, when used with reference to any entity, any corporation, a majority of the outstanding voting securities of which are owned, directly or indirectly, by such entity or any partnership, joint venture or other enterprise in which such entity has, directly or indirectly, any equity interest.

Section 11.11.    Specific Performance. Each of the parties hereto acknowledges that the other party would be irreparably damaged and would not have an adequate remedy at law for money damages if any of the covenants contained in this Agreement were not performed in accordance with its terms or otherwise were materially breached. Each of the parties hereto therefore agrees that, without the necessity of proving actual damages or posting bond or other security, the other party shall be entitled to seek temporary and/or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which such other party may be entitled, at law or in equity.

Section 11.12.    Attorneys’ Fees and Costs. If attorneys’ fees or other costs are incurred to secure performance of any of the obligations herein provided for, or to establish damages for the breach thereof, or to obtain any other appropriate relief, whether by way of prosecution or defense, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred therein.

Section 11.13.    Rules of Construction. When a reference is made in this Agreement to an Article, Section, Exhibit or Confidential Schedule, such reference shall be to an Article or Section of, or an Exhibit or Confidential Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. Each use herein of the masculine, neuter or feminine gender shall be deemed to include the other genders. Each use herein of the plural shall include the singular and vice versa, in each case as the context requires or as is otherwise appropriate. The word “or” is used in the inclusive sense. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors or assigns.

Section 11.14.    Binding Effect; Assignment. All of the terms, covenants, representations, warranties and conditions of this Agreement shall be binding upon, and inure to the benefit of and be enforceable by, the parties hereto and their respective heirs, successors, representatives and permitted assigns. Nothing expressed or referred to herein is intended or shall be construed to give any person other than the parties hereto any legal or equitable right, remedy or claim under or in respect of this Agreement, or any provision herein contained, it being the intention of the parties hereto that this Agreement, the assumption of obligations and statements of responsibilities hereunder, and all other conditions and provisions hereof are for the sole benefit of the parties to this Agreement and for the benefit of no other person. Nothing in this Agreement shall act to relieve or discharge the obligation or liability of any third party to any party to this Agreement, nor shall any provision give any third party any right of subrogation or action over or against any party to this Agreement. Notwithstanding any other provision of this Agreement, it is specifically intended by the parties to this Agreement that the persons entitled to the benefits of the covenants contained in Section 6.15 and Section 6.16 are third-party beneficiaries solely with respect to such sections. No party to this Agreement shall assign this Agreement, by operation of law or otherwise, in whole or in part, without the prior written consent of the other party. Any assignment made or attempted in violation of this Section 11.14 shall be void and of no effect.

Section 11.15.    Public Disclosure. None of IBG, Independent Bank, CBI or any CBI Subsidiary will make, issue or release, or cause to be made, issued or released, any announcement, statement, press release, acknowledgment or other public disclosure of the existence, terms, conditions or status of this Agreement or the transactions contemplated hereby without the prior written consent of the other parties to this Agreement. Notwithstanding the foregoing, IBG and CBI, upon prior notice to the other party, will be permitted to make (i) disclosure to their own officers, directors, employees and shareholders, and (ii) any public disclosures or governmental filings as legal counsel may deem necessary to maintain compliance with or to prevent violations of applicable federal or state laws or regulations or that may be necessary to obtain regulatory approval for the transactions contemplated hereby.

Section 11.16.    Extension; Waiver. At any time before the Closing Date, the parties hereto, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party in the manner provided in Section 11.17, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. No party to this Agreement shall by any act (except by a written instrument given pursuant to Section 11.17) be deemed to have waived any right or remedy hereunder or to have acquiesced in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising any right, power or privilege hereunder by any party hereto shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver of any party of any right or remedy on any one occasion shall not be construed as a bar to any right or remedy that such party would otherwise have on any future occasion or to any right or remedy that any other party may have hereunder.

Section 11.17.    Amendments. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective boards of directors, at any time before or after approval of this Agreement by the CBI shareholders; but after the approval of this Agreement by the CBI shareholders, there shall not be, without the further approval of the CBI shareholders, any amendment of this Agreement that decreases the consideration to be paid for the CBI Shares pursuant to Section 1.05 that materially and adversely affects the rights of the CBI shareholders hereunder. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

[Signature Page to Follow]

[Signature Page to Agreement and Plan of Reorganization]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

INDEPENDENT BANK GROUP, INC.

By:	/s/ David R. Brooks
David R. Brooks
Chairman of the Board and CEO

CARLILE BANCSHARES, INC.

By:	/s/ Tom C. Nichols
Tom C. Nichols
Chairman of the Board and CEO